Exhibit 4.1



                           AGREEMENT AND PLAN OF
                                   MERGER
                                   Among
                              ECI TELECOM LTD.
                      TADIRAN TELECOMMUNICATIONS LTD.
                                    and
                                TADIRAN LTD.
                             ------------------
                       Dated as of December 22, 1998




         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 22, 1998, by and among ECI TELECOM LTD., a public company organized under the laws of the State of Israel ("ECI"), TADIRAN
TELECOMMUNICATIONS LTD., a public company organized under the laws of the State of Israel ("TTL"), and TADIRAN LTD., a public company organized under the laws of the State of Israel ("Tadiran").

         WHEREAS, ECI is a public company duly organized and existing under the laws of the State of Israel, having been incorporated on April 27, 1961, and has a registered (authorized) share capital of 200,000,000 Ordinary Shares, nominal value NIS 0.12 per share (the "ECI Shares"), of which 76,956,919 are issued and outstanding as of the date hereof;

         WHEREAS, TTL is a public company organized and existing under the laws of the State of Israel, having been incorporated on December 29, 1994, and has a registered (authorized) share capital of 50,000,000 Ordinary Shares, nominal value NIS 1.00 per share (the "TTL Shares"), of which 25,000,010 shares are issued and outstanding as of the date hereof;

         WHEREAS, Tadiran beneficially owns 20,418,300 of the issued and outstanding TTL Shares;

         WHEREAS, each of the Special Committee and the Board of Directors of TTL deems it desirable and in the best interests of TTL and its shareholders that TTL and its shareholders enter into an arrangement pursuant to Section 233 ("Section 233") of the Companies Ordinance [New Version] 5743-1983, as amended (the "Companies Ordinance"), and TTL merge with and into ECI, and immediately thereafter ECI may transfer to, one or more subsidiaries thereof (as determined by ECI) certain activities of TTL and their respective employees (as determined by ECI), all pursuant to
Section 234 ("Section 234") of the Companies Ordinance (the "Merger") and each issued and outstanding TTL Share (except, if so determined by ECI, for TTL Shares owned by ECI and/or any of its subsidiaries) shall be converted into ECI Shares in the manner herein described, all upon the terms and subject to the conditions set forth herein;

         WHEREAS, each of the Special Committee and the Board of Directors of TTL deems it desirable and in the best interests of TTL and its shareholders, as part of the Merger, that TTL enter into this Agreement, on the terms and conditions hereinafter set forth and has resolved to recommend that the shareholders of TTL approve and adopt this Agreement and the Merger;

         WHEREAS, each of the Audit Committee and the Board of Directors of ECI deems it desirable and in the best interests of ECI and its shareholders that ECI shall merge with TTL (while ECI and, if ECI transferred certain activities and employees to one or more subsidiaries thereof, such subsidiary or subsidiaries remain the surviving company or companies) pursuant to Section 234, and each TTL Share (except, if so determined by ECI, for TTL Shares owned by ECI and/or any of its subsidiaries) shall be converted into ECI Shares in the manner herein described, all upon the terms and subject to the conditions set forth herein;

         WHEREAS, each of the Audit Committee and the Board of Directors of ECI deems it desirable and in the best interests of ECI and its shareholders that ECI enter into this Agreement, on the terms and conditions hereinafter set forth and has resolved to recommend that the shareholders of ECI approve and adopt this Agreement and the Merger and the issuance of ECI Shares in connection therewith;

         WHEREAS, each of the Audit Committee and the Board of Directors of Tadiran deems it desirable and in the best interests of Tadiran and its shareholders that Tadiran enter into this Agreement, on the terms and conditions hereinafter set forth, and has resolved to recommend that the shareholders of Tadiran approve the Merger and the other transactions contemplated by this Agreement;

         WHEREAS, the parties intend for the transactions contemplated by this Agreement to qualify as a tax-free transaction to ECI, ECI's subsidiaries, TTL and TTL's Israeli shareholders pursuant to part Two of Chapter E-2 (Merger) (the "Tax Chapter") of the Israel Income Tax Ordinance [New Version], as amended (the "Tax Ordinance");

         NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, hereby agree as follows:

1.       THE MERGER

         1.1 In the Merger, TTL shall be merged with and into ECI and ECI may immediately thereafter transfer to one or more subsidiaries of ECI certain activities of TTL and their respective employees (all as determined by ECI), in accordance with Section 234, whereupon the separate existence of TTL shall cease for all purposes, and ECI together with such subsidiary or subsidiaries with respect to the activities and/or employees transferred by ECI to such subsidiary or subsidiaries, shall be the surviving corporation (collectively, the "Surviving Corporation").

         1.2 Pursuant to this Agreement and following any necessary approvals and clearances of governmental authorities of Israel, the United States and certain European anti-trust authorities, from and after the effective time of the Final Court Order (as hereinafter defined) (the "Closing"), effective as of December 31, 1998 (the "Effective Date") (unless expressly stated otherwise):

                  (a) At the Closing, effective as of the Closing, all issued and outstanding TTL Shares (except, if so determined by ECI, for TTL Shares owned by ECI and/or any of its subsidiaries which shall be cancelled and retired and all rights in respect thereof shall cease to exist without any conversion thereof or payment therefor) will be converted into newly-issued ECI Shares in the aggregate amount and in the manner set forth in Section 2 below (the "Exchange") and, subject to receipt of an exemption from the Israel Securities Authority ("ISA") with respect thereto, all outstanding options to purchase TTL Shares will be deemed assumed by ECI by the exchange of options to purchase ECI Shares, as set forth in Section 2.2 below and Exhibit 2.2 hereto;

                   (b) the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the liabilities, obligations and duties of TTL;

                   (c) without limiting the generality of the above,

                           (i) all the assets and liabilities of TTL shall
become assets and liabilities of the Surviving Corporation and shall be vested in the Surviving Corporation, and all the liabilities and obligations of TTL shall become liabilities and obligations of the Surviving Corporation. For the purposes of this Section 1.2, the terms "assets" and "liabilities" shall include all assets and liabilities of TTL, whether real or personal, tangible or intangible, and all rights, privileges and obligations of TTL, whether presently existing or coming into being in the future by virtue of an existing contract or agreement, whether located in Israel or abroad;

                           (ii) all property, and all debts due to TTL on
whatever account, as well as for share subscriptions or other things in action or belonging to TTL shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of TTL, and the title to any real estate vested by or otherwise in TTL shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of TTL shall be preserved unimpaired, and all debts, liabilities and duties of TTL shall henceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or agreed to by it;

                           (iii) any action or proceeding, whether civil,
criminal or administrative, pending by or against TTL shall be prosecuted as if the Merger had not taken place and the Surviving Corporation shall be substituted for TTL in such action or proceeding;

                           (iv) TTL's employees shall become employees of
ECI or one or more subsidiaries thereof (as determined by ECI), subject (with respect to the employees to which the Collective Agreement (as hereinafter defined) applies), to the amendment of the Collective Agreement by the Amending Collective Agreement (as hereinafter defined), and their salaries and other benefits and rights shall be paid by ECI or such subsidiary(ies);

                           (v) the benefits to which TTL is entitled and
the obligations to which TTL is subject pursuant to the Encouragement of Investments Law, 5719-1959, as amended (the "Investments Law"), and the Law for Encouragement of Research and Development in Industry, 1984, as amended (the "R&D Law") shall pass to the Surviving Corporation upon the approval of the Israel Investment Center (the "Investment Center") and the Office of the Israel Chief Scientist of the Ministry of Industry and Trade (the "OCS"), respectively; and

                           (vi) all the business and activities of TTL
shall be carried out by or on behalf of the Surviving Corporation and TTL's independent existence shall cease to exist without being liquidated. Upon such cessation, the sole consideration to which each shareholder of TTL (other than ECI and its subsidiaries, if ECI so determines) shall be entitled shall be as set forth in Section 2 hereof;

         (d) The Articles of Association and Memorandum of Association of ECI after the Closing shall continue to be the Articles of Association and Memorandum of Association of ECI as in effect immediately prior to the Closing; and

         (e) From and after the Closing, until successors are duly elected and qualified in accordance with ECI's Articles of Association, the directors and officers of ECI after the Closing shall continue to be only the directors and officers of ECI immediately prior to the Closing.

2.       MANNER AND BASIS FOR CONVERTING SHARES AND OPTIONS.
         --------------------------------------------------

         2.1 Conversion of TTL Shares. Each TTL Share issued and outstanding immediately prior to the Closing Date (except, if so determined by ECI, for TTL Shares owned by ECI and/or any of its subsidiaries) shall, effective as of the Closing, by virtue of the Final Court Order and without any action on the part of the holders thereof, be converted into ECI Shares, on the basis of 0.55866 (zero point five five eight six six) ECI Share for 1 (one) TTL share (1 (one) ECI Share for each 1.79 (one point seventy nine) TTL Shares) (the "Exchange Ratio"), rounded to the nearest thousandth of a share, or if there shall not be a nearest thousandth of a share, to the next lowest thousandth of a share (the recipients of ECI Shares issued in accordance with this Section 2.1 shall be hereinafter referred to as the "TTL Holders"). If so determined by ECI, all TTL Shares held by ECI and any of its subsidiaries prior to the Closing, shall be cancelled as of the Closing Date, and retired, and all rights in respect thereof shall cease to exist without any conversion thereof or payment therefor.

         2.2 Conversion of Options. At the Closing, effective as of the Closing, subject to receipt of an exemption from the ISA with respect thereto, each outstanding option to purchase TTL Shares (each, an "Option") shall be assumed by ECI and shall be deemed to constitute an option to acquire, substantially on the terms and conditions set forth in Exhibit 2.2 attached hereto, that number of ECI Shares as the holder of such Option would have been entitled to receive pursuant to this Agreement had such holder exercised such Option in full immediately prior to the Closing (not taking into account whether such Option was in fact exercisable at such time), at a per share exercise price equal to (x) the aggregate exercise price for the TTL Shares subject to such Option divided by (y) the number of full ECI Shares (rounded down to the next full ECI Share) deemed purchasable pursuant to such Option as provided in this Section 2.2. As soon as practicable after the Closing, subject to receipt of an exemption from the ISA with respect thereto, ECI shall deliver to each holder of an Option an amended option agreement under an ECI Share option plan containing substantially the terms set forth in Exhibit 2.2 attached hereto setting forth such holder's right to acquire ECI Shares and, until execution and delivery of such amended option agreement, the Option agreements of each such holder shall be deemed to be appropriately amended so that such Options shall represent rights to acquire ECI Shares on substantially the terms and conditions as contained in Exhibit 2.2 (subject to any adjustments required by this Section 2.2). ECI shall take all corporate action necessary to reserve for issuance a sufficient number of ECI Shares for delivery upon exercise of the Options assumed in accordance with this Section 2.2. As soon as practicable after the Closing, to the extent required, ECI shall file a Registration Statement on a Form S-8 (or any successor form) or another appropriate form, with respect to the ECI Shares subject to the ECI options to be issued in lieu of such Options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such ECI options remain outstanding. No fractional options to purchase ECI Shares and no fractional ECI Shares (or script certificates therefor) shall be issued to represent any fractional share or option in ECI Shares to be delivered hereunder upon conversion of Options. In lieu thereof, each holder of an Option shall be treated, mutatis mutandis, in the same manner as a TTL Holder (taking into consideration the exercise price of such Option).

         Notwithstanding anything to the contrary in this Section 2.2, immediately prior to the Closing, and conditional thereon, the 1,238,285 (One Million Two Hundred Thirty Eight Thousand Two Hundred Eighty Five) Options set forth in the Side Letter re Employees referred to in Section 4.26(a) hereto shall become fully vested and exercisable, and except as set forth in this paragraph, in said Side Letter or as provided in the applicable Option Agreement, there shall be no accelerated exercisability of any Option solely as a result of the Merger.

         2.3 Surrender and Exchange Procedure. After the Closing, each holder of any outstanding certificate or certificates theretofore representing TTL Shares shall be entitled, upon surrender of such certificate or certificates to American Stock Transfer & Trust Company, acting in its capacity as exchange agent, or such successor agent or agents as may be appointed by ECI (the "Exchange Agent"), to receive in exchange therefor a certificate or certificates representing the number of full ECI Shares into which the TTL Shares theretofore represented by the certificate or certificates so surrendered were converted as aforesaid, as shall be more particularly provided in the Exchange Agent Agreement in substantially the form of Exhibit 2.3 hereto, to be entered into by ECI and the Exchange Agent (the "Exchange Agent Agreement").

                  2.3.1 Action of Exchange Agent. On or before the fifth business day following the date of the Closing (the "Closing Date"), the Exchange Agent will send a notice and a transmittal form to each holder of record (except, if so determined by ECI, for ECI and/or its subsidiaries) of an outstanding certificate or certificates which immediately prior to the Closing Date represented TTL Shares, at the address of each such holder as it appears on the books of American Stock Transfer & Trust Company, as TTL's registrar and transfer agent (the "TTL Transfer Agent"), advising such holder of the terms of the Exchange and the procedure for the surrender and exchange of certificates.

         The certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of TTL Shares which is not registered in the transfer records of TTL, or the TTL Transfer Agent, ECI Shares may be delivered to a transferee if the certificate representing such TTL Shares is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer, all to the reasonable satisfaction of the Exchange Agent.

                  2.3.2 Rights Prior to Surrender. After the Closing Date and until so surrendered, each such outstanding certificate which prior to the Closing Date represented TTL Shares shall be deemed to evidence ownership of the number of full ECI Shares into which such TTL Shares shall have been so converted and cash for fractional shares, if applicable. After the Closing Date, there shall be no further registry of transfers of TTL Shares, and, if certificates representing such shares are to be presented to ECI or its transfer agent, they shall be cancelled and exchanged for certificates representing ECI Shares as provided in the last paragraph of
Section 2.3.1.

                  No dividends or distributions payable after the Closing Date will be paid on ECI Shares issuable upon conversion of TTL Shares until such persons (the term "person(s)" in this Agreement shall be interpreted as also including entity(ies)) holding such shares shall have surrendered their certificates representing TTL Shares; provided, however, that when such certificates shall have been so surrendered, but subject to the effect, if any, of applicable escheat and other similar laws, there shall be paid to the holders thereof, but without interest thereon, any dividends and other distributions payable subsequent to the Closing Date (but which were not paid by reason of the foregoing) and prior to the surrender of such certificates for TTL Shares with respect to the whole ECI Shares represented by the certificate or certificates issued upon such surrender.

                  2.3.3 No Fractional Shares. No fractional ECI Shares and no scrip certificates therefor shall be issued to represent any fractional share interest in ECI Shares to be delivered hereunder on conversion of TTL Shares. In lieu thereof, each TTL Holder shall be entitled to receive at the time the certificates for ECI Shares are issued pursuant to this
Article 2, an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the average closing price of ECI Shares for the thirty consecutive trading days prior to the Closing. Notwithstanding anything to the contrary in this Agreement, if the Tax Ruling (as hereinafter defined) will not expressly allow the payment of cash in lieu of fractional shares, each fractional share will be rounded upwards or downwards to the nearest whole ECI Share and no payment of cash in lieu of fractional shares will be made.

                  2.3.4 TTL Registered Shareholders. Notwithstanding the aforementioned in this Section 2.3, shareholders of TTL who are registered as such on TTL's Shareholders Register shall contact ECI's general counsel, who shall exchange their respective share certificates substantially in the same manner set forth in this Section 2, and thereafter shall register their names as shareholders of ECI on ECI's Register of Shareholders.

3.       PUBLICITY; CONFIDENTIAL INFORMATION.
         -----------------------------------

         (a) Except as otherwise required by applicable law, ECI, TTL and Tadiran agree that no publicity, release or announcement and no other notices or other communications to third parties concerning this Agreement, the Merger and the other transactions contemplated hereby shall be issued without the advance approval of the form and substance of the same by the parties hereto, and their respective legal counsel. Notwithstanding the foregoing, each party shall be permitted, with prior coordination with the other parties, to make such disclosures to the public or to governmental agencies, the Tel-Aviv Stock Exchange Ltd. ("TASE"), the New York Stock Exchange ("NYSE") or the National Association of Securities Dealers, Inc. Automated Quotation System/National Market System ("NASDAQ") as its counsel shall deem necessary to maintain compliance with applicable law or the requirements of TASE, NYSE or NASDAQ.

         (b) ECI agrees that, unless and until the transactions contemplated by this Agreement shall have been consummated, and each of Tadiran and TTL agrees that, without any time limitation, it and its representatives will hold in strict confidence, and will not disclose or reveal to any other person, any information or documents received from any other party and shall use such information only for the purpose of performing its obligations under this Agreement. If the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will promptly return to the other party all such documents and information in written form (including the documents annexed to this Agreement) then in such receiving party's possession without retaining copies thereof and will make no further use of such information; provided, however, that each party's obligations under this Section 3(b) to maintain confidentiality shall not apply to any information or documents that (i) are in the public domain at the time furnished by the other party or that come into the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or shareholders which constitutes a breach of this Agreement or of any other confidentiality agreement between parties to this Agreement, (ii) the receiving party independently develops without reference to information or documents received from the other party, or (iii) are required to be disclosed by a binding, final and non-appealable court order (except where the applicable court or court(s) refuse to stay the order after the party so required to disclose has used its best efforts to prevent such disclosure); provided, however, that the party against which the order is sought provided the other parties hereto with a notice of the proceedings seeking such order within one business day from the earlier of the commencement of such proceedings or the date that such party so required to disclose becomes aware of the request for such disclosure. Nothing in this Agreement shall limit the effect of any other confidentiality agreement heretofore or hereafter entered into by the parties hereto.

4.       REPRESENTATIONS AND WARRANTIES BY TTL

         TTL hereby represents and warrants to ECI as follows:

         4.1 Organization of TTL. TTL is a public company duly organized and validly existing under the laws of the State of Israel and has full power and authority to carry on its business as now conducted, and to own, lease and operate its assets. TTL is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 4.1 hereto, which are the only jurisdictions in which TTL is required to be qualified in order to carry on its business, and is duly authorized, and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted, except for qualifications, authorizations or licenses the failure of which to obtain would not have a material adverse effect (whether external or internal) on the business or financial condition, business, assets, prospects or operations (a "Material Adverse Effect") of TTL and the TTL subsidiaries (as hereinafter defined) taken as a whole. TTL has heretofore made available to ECI true and complete copies of its Memorandum of Association and its Articles of Association certified by the Corporate Secretary of TTL, as in effect on the date hereof. The minute books of TTL contain substantially accurate records of all meetings of its Board of Directors, all committees of its Board of Directors and of its shareholders since its incorporation and accurately reflect all material transactions referred to in such minutes.

         4.2 Capitalization. The registered (authorized) share capital of TTL consists of 50,000,000 Ordinary Shares, NIS 1.00 nominal value per share, all of which are duly authorized, of which 25,000,010 shares are outstanding as of the date hereof. All outstanding TTL Shares are validly issued, fully paid and non-assessable, and free of any preemptive or similar rights in respect thereto.

         4.3 Subsidiaries. Schedule 4.3.1 hereto provides a complete list of any corporation or other entity, other than the TTL Portfolio Companies (as hereinafter defined), in which TTL, directly or indirectly, through other corporations or otherwise, beneficially owns outstanding share capital or other ownership interests (each such corporation or other entity, other than the TTL Portfolio Companies, a "TTL subsidiary"), the respective jurisdictions of incorporation (or other establishment) of each TTL subsidiary and the percentage and numbers of its outstanding shares (or other evidence of ownership) held by TTL and any other person, firm, corporation or other entity. Schedule 4.3.2 hereto provides a complete list of all the TTL subsidiaries (the "Material TTL Subsidiaries") in which TTL holds, directly or indirectly, at least 50% (fifty percent) of the voting share capital or economic interests, other than the TTL subsidiaries listed under the caption "Non-Material TTL Subsidiaries" (the "Non-Material TTL Subsidiaries"). Each of the Material TTL Subsidiaries is qualified to do business in the jurisdictions set forth in Schedule 4.3.2 which are the only jurisdictions in which each such subsidiary is required to be qualified in order to carry on its business, and is duly authorized, and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted, except for authorizations, qualifications or licenses the failure of which to obtain, would not have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole. The outstanding shares of capital stock or other evidence of ownership of each of the Material TTL Subsidiaries are validly issued, fully paid and non-assessable, and the shares of each Material TTL Subsidiary, to the extent owned by TTL or another Material TTL Subsidiary, are owned by TTL or such Material TTL Subsidiary free of any claims, liens, charges or encumbrances of any nature whatsoever, except as set forth in Schedule
4.3.2. Each of the Material TTL Subsidiaries is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and has the full power and authority to carry on its business as now conducted and to own, lease and operate its assets. TTL has made available to ECI prior to the date hereof, true and complete copies of the Memorandum of Association (or similar instrument) and Articles of Association (or similar instrument) of each Material TTL Subsidiary, as in effect on the date hereof. The minute books of each Material TTL Subsidiary contain substantially accurate records of all meetings of its Board of Directors and its shareholders since the time of its incorporation and accurately reflect all material transactions referred to in such minutes. Each of the Non-Material TTL Subsidiaries' business, assets, financial condition, results of operations and prospects are not material, individually or in the aggregate with the other Non-Material Subsidiaries, in any way or manner to TTL and the TTL subsidiaries taken as a whole, and will not, individually or in the aggregate with the other Non-Material Subsidiaries, have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole. Schedule 4.3.1 also sets forth a list, as of November 30, 1998, of all the publicly-traded companies in which TTL or any Material TTL Subsidiary beneficially owns shares solely as a financial investment which shares so held by TTL and/or such Material TTL Subsidiary constitute less than 5% of the share capital of each of such publicly-traded companies (each a "TTL Portfolio Company") and the percentage of holdings of TTL and/or any Material TTL Subsidiary therein. Except as listed under the captions "Other Investments" or "TTL Portfolio Companies" on Schedule 4.3.1, neither TTL nor any Material TTL Subsidiary has any investment or ownership of interests in any corporation, other entity or joint venture, except for short-term investments in certificates of deposit, and other deposits and debt obligations with a maturity of not more than 180 days. None of the shares of any Material TTL Subsidiary are held by nominees of TTL or any Material TTL Subsidiary for the benefit of TTL or any Material TTL Subsidiary.

         4.4 Grants, Incentives and Subsidies. Schedule 4.4 hereto provides a complete list of all pending and outstanding grants, incentives and subsidies (collectively, "Grants") from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, to TTL (which shall for this Section 4.4 include the predecessor operations thereof) or any Material TTL Subsidiary, including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. TTL has made available to ECI, prior to the date hereof, correct copies of all applications for Grants submitted by TTL or any Material TTL Subsidiary and of all letters of approval, and supplements thereto, granted to TTL or to any Material TTL Subsidiary.
Schedule 4.4 details all material undertakings of TTL and the Material TTL Subsidiaries given in connection with the Grants. Without limiting the generality of the above, Schedule 4.4 includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of TTL and the Material TTL Subsidiaries with respect to royalties, or the outstanding amounts to be paid by the OCS to TTL or any Material TTL Subsidiary and the composition of such obligations or amount by the product or product family that it relates to. TTL and the Material TTL Subsidiaries are in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Schedule 4.4 hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto. TTL is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

         4.5 Options, Warrants, Etc. Other than the TTL Convertible Debenture (as hereinafter defined) and except as set forth in Schedule 4.5, there are no outstanding options, warrants, rights, calls, subscriptions or other rights, or other commitments or agreements of any nature calling for or relating to the issuance or transfer, sale or other disposition by TTL or any Material TTL Subsidiary of any share capital of TTL or any Material TTL Subsidiary, or of any securities convertible or exchangeable into any share capital of TTL or any Material TTL Subsidiary. Schedule 4.5 also sets forth the aggregate number of shares subject to the Options, the dates of grant of the Options, the expiration dates of the Options and exercise price thereof. Contemporaneously with the execution of this Agreement, TTL is providing ECI with a Side Letter re Options (to be initialed by the parties hereto), accurately setting forth the name of each holder of an Option, the number of shares subject to each Option, the date of grant, expiration date and exercise price of each Option. Said Side Letter re Options shall be deemed, for all purposes, as if it were attached to this Agreement.

         Neither TTL nor any Material TTL Subsidiary has outstanding any bonds, debentures, notes or other indebtedness granting the right to vote (or convertible into securities granting the right to vote). Other than as disclosed in Schedule 4.5, there are no outstanding contractual obligations of TTL, to repurchase, redeem or otherwise acquire, or of Tadiran or any Material TTL Subsidiary to acquire, any share capital or other securities of TTL or any Material TTL Subsidiary.

         4.6 Directors. Schedule 4.6 hereto contains a complete and correct list of the names and business addresses of all the directors of TTL and each of the Material TTL Subsidiaries, separated by entity.

         4.7 Financial Statements. The audited consolidated financial statements of TTL and its consolidated subsidiaries (for purposes of this Agreement, including fully and proportionally consolidated subsidiaries of
TTL) for each of the years in the three year period ended December 31, 1997, together with the reports and opinions thereon of Igal Brightman & Co., Certified Public Accountants (Israel), included as part of TTL's Form 20-F (the "TTL 1997 20-F") for the year ended December 31, 1997, filed with the United States Securities and Exchange Commission (the "SEC") on June 29, 1998 (the "TTL 1997 Financial Statements"), and the unaudited consolidated financial statements of TTL and its consolidated subsidiaries for the nine months ended September 30, 1998, all attached hereto as
Schedule 4.7 (the "TTL Interim Financial Statements", and collectively with the TTL 1997 Financial Statements, the "TTL Financial Statements"), comply as of their respective dates as to form and substance in all material respects with applicable accounting requirements under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and with the published rules and regulations of the SEC (as applicable to foreign private issuers) and fairly present the consolidated financial position of TTL and its consolidated subsidiaries as of said dates and the consolidated results of their operations for such periods. The TTL Financial Statements were prepared in conformity with generally accepted accounting principles in Israel consistently applied. The TTL Interim Financial Statements include all adjustments necessary for a fair presentation of the financial condition and results of operations of TTL in accordance with generally accepted accounting principles in Israel consistently applied throughout the periods covered thereby, and the notes thereto are true and complete and comply as to form and substance in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC (as applicable to foreign private issuers). As applicable to the TTL Financial Statements, generally accepted accounting principles in Israel are substantially similar in all material respects to generally accepted accounting principles in the United States, except as otherwise described in the TTL Financial Statements. There are no liabilities or obligations of TTL or its consolidated subsidiaries individually or in the aggregate exceeding U.S. $1,500,000, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which arose or should be accrued, in each such case, in accordance with generally accepted accounting principles in Israel, with respect to periods ended on or prior to September 30, 1998, other than (i) those disclosed, or reflected as a liability or obligation, or reserved against on the TTL Interim Financial Statements (including the notes thereto), (ii) those intercompany liabilities or obligations which are properly eliminated in consolidation, and (iii) those expressly disclosed on Schedule 4.7 hereto.

         4.8 Actions Since September 30, 1998. Except (a) as reflected in, or contemplated by, the TTL Interim Financial Statements or as agreed to in this Agreement, or (b) as otherwise expressly set forth in Schedule 4.8, since September 30, 1998, TTL and the Material TTL Subsidiaries have conducted their business only in the ordinary course of business and neither TTL nor any Material TTL Subsidiary has: (i) issued or sold, or agreed to issue or sell, or purchased, or agreed to purchase, any of its share capital or securities convertible or exchangeable into such share capital, or any options, warrants, rights or calls to purchase such share capital, or other corporate securities; (ii) incurred any obligation or liability, absolute or contingent, except in the ordinary course of business consistent with past practice; (iii) discharged or satisfied any lien or encumbrance, except in the ordinary course of business consistent with past practice, or paid or satisfied any liability other than liabilities as at September 30, 1998, referred to in clause (i) through
(iii) of Section 4.7 hereof or similar liabilities incurred since September 30, 1998; (iv) entered into, or modified, any employment or consulting agreement, or made any wage or salary increase or granted any bonuses, except those made in the normal employee or executive review process carried on in the ordinary course of business consistent with past practice; (v) mortgaged, pledged or subjected to lien or other encumbrance, any of its properties or assets, other than in the ordinary course of business; (vi) sold, assigned or transferred any of its material properties or assets, other than in the ordinary course of business; (vii) entered into any transaction not in the ordinary course of business consistent with past practice; (viii) suffered any change, event or set of circumstances which has had, or is reasonably likely to have, a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole; (ix) waived any rights of substantial value, or cancelled, modified or waived any debts held by TTL or any Material TTL Subsidiary, other than rights or debts (A) in the ordinary course of business which are not in excess of U.S. $1,000,000 in the aggregate; and (B) other than in the ordinary course of business which are not in excess of U.S. $250,000 in the aggregate (TTL and the TTL subsidiaries to be taken as a whole for the purposes of clauses (A) and
(B)); (x) made or incurred capital expenditures in excess of an aggregate of U.S. $1,200,000 (TTL and the TTL subsidiaries to be taken as a whole for this purpose), other than in the ordinary course of business; (xi) declared, paid or set aside any dividends or other distributions or payments on its share capital or repurchased, redeemed or otherwise acquired any outstanding shares or other securities of, or other ownership interests in, TTL or any Material TTL Subsidiary; (xii) made any loans or advances to any person or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person, other than in the ordinary course of business; (xiii) effected any merger, consolidation, recapitalization, share split, share dividend, reorganization or other transaction affecting the share capital of TTL; (xiv) made any payments to customers or suppliers for rebating of charges, or other reciprocal practices not properly reflected in the TTL Financial Statements; (xv) amended any material term of any security of any Material TTL Subsidiary;
(xvi) suffered any damage, destruction or other casualty or loss (whether or not covered by insurance) materially affecting the business or assets of TTL and the TTL subsidiaries taken as a whole; (xvii) materially changed any method or principle of accounting or accounting practice by TTL, except for any such change required by reason of a concurrent change in the applicable generally accepted accounting principles and disclosed in the TTL Financial Statements; (xviii) changed the terms or conditions of any Related Party Transaction (as hereinafter defined) or of the Collective Agreement (other than by the entry into of the Amending Collective Agreement); (xix) made or was subject to any change regarding the "Approved Enterprise" status of TTL or any Material TTL Subsidiary, or in any Grant (including, without limitation, the royalty repayment terms thereof) of the OCS to TTL or any Material TTL Subsidiary; or (xx) entered into any agreement or commitment relating to any of the foregoing.

         4.9 Liabilities Since September 30, 1998. There are no liabilities or obligations of TTL or any Material TTL Subsidiary, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which arose or, in accordance with generally accepted accounting principles in Israel, were accrued or should be accrued with respect to any period beginning after September 30, 1998, and neither TTL nor any Material TTL Subsidiary has any knowledge of any circumstances, conditions, events or arrangements which would give rise to any such liabilities or obligations of TTL or the Material TTL Subsidiaries in the future, other than (i) those incurred in the ordinary course consistent with past practice of the business of TTL and the Material TTL Subsidiaries, which do not have in the aggregate a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole, (ii) those intercompany liabilities which are properly eliminated in consolidation, (iii) those expressly disclosed on Schedule
4.9 hereto, and (iv) those reasonably incurred in connection with this Agreement and the preparation of the Proxy Statement/Prospectus (as hereinafter defined), including, without limitation, any indebtedness incurred to pay any costs and expenses arising out of the transactions contemplated by this Agreement.

         4.10 Taxes. (a) All taxes, including for the purposes of this Agreement, without limitation, income, property, sales, use, franchise, excise, value added, transfer, capital, social security, withholding, and employees' withholding taxes, whether direct or indirect (collectively, "taxes") imposed by the State of Israel, by any foreign country, by any political subdivision of the State of Israel or by any political subdivision or city of any foreign country, which have become due and payable by TTL or any Material TTL Subsidiary, including any taxes for which TTL or any Material TTL Subsidiary is liable under contract or other arrangement, as a transferee or successor, as a member of an affiliated, combined, consolidated or unitary group for any tax purpose (an "Affiliated Group"), or otherwise, together with any interest or penalties thereon ("TTL Taxes"), whether disputed or not, have been paid in full or adequately provided for by reserves shown on the books of account of TTL and/or any Material TTL Subsidiary, in accordance with generally accepted accounting principles in Israel, consistently applied; all franchise, income and all other material returns and reports required to be filed for any period ending on or before the Closing Date with respect to TTL Taxes or the assets, operations, properties or business of TTL and the Material TTL Subsidiaries (including any returns or reports filed by any Affiliated Group of which TTL or any Material TTL Subsidiary was a member) have been (or, on or prior to the Closing Date, will be) properly prepared and timely filed with the appropriate governmental agencies, and all such returns and reports were (or, on or prior to the Closing Date, will be) correct and complete in all material respects; such returns and reports have been examined by the relevant tax authorities through the fiscal years set forth in Schedule 4.10(a) hereto; no extension of time for the assessment of deficiencies with respect to any such taxes is in effect for any fiscal year, and no extension of time within which to file any such tax return or report has been requested, which tax return or report has not since been filed. As of the date hereof, neither TTL nor any Material TTL Subsidiary is liable for the payment of TTL Taxes in any jurisdiction other than those listed on Schedules 4.10(a). No deficiency or adjustment in respect of any TTL Taxes has been assessed against TTL or any Material TTL Subsidiary and remains unpaid, other than such TTL Taxes which are being contested in good faith and disclosure of which has been previously made in writing to ECI, and TTL has no knowledge of any proposed or threatened assessment of additional liability for TTL Taxes against TTL or any Material TTL Subsidiary for any period ending prior to the date hereof. Without limiting the generality of the above, TTL duly withheld all taxes required to be withheld in connection with the Options or the exercise thereof, and all amounts so withheld were timely transferred to the tax authorities.

         Other than as disclosed in Schedule 4.10(a) hereto, there is no claim, audit, action, suit, proceeding or investigation now pending or, to TTL's knowledge, threatened against or with respect to TTL or any of the Material TTL Subsidiaries in respect of any tax or assessment. There are no liens for taxes upon the assets of TTL or any Material TTL Subsidiary.

         (b) All material income and franchise taxes owed by any Affiliated Group of which TTL or any TTL subsidiary (in this Section 4.10(b), other than Hynex Ltd.) was a member have been paid or provided for in accordance with generally accepted accounting principles in Israel, consistently applied, for each period during which TTL and any such TTL subsidiary, respectively, were members of the Affiliated Group. TTL and the TTL subsidiaries have been members of an Affiliated Group of which Tadiran was the common parent (the "Affiliated Tax Arrangement"), and filed and have been included in a combined, consolidated or unitary tax return filed by Tadiran, whereby any income, revenues, receipts, gains, losses, deductions, credits and other tax items of TTL and each such TTL subsidiary was determined and taken into account for tax purposes with reference to or in conjunction with Tadiran and other subsidiaries thereof. The tax authorities do not have, and will not have, any claim or demand vis-a-vis TTL or any TTL subsidiary for tax liability of Tadiran or any of its subsidiaries (other than TTL). Neither TTL nor any TTL subsidiary has been a member of any Affiliated Group other than the Affiliated Tax Arrangement or a party to any other tax sharing or similar arrangement, and none of TTL and the TTL subsidiaries has any liability for the taxes of any entity other than TTL and the TTL subsidiaries by virtue of having been a member of any other Affiliated Group, as a transferee or successor, by contract or otherwise. TTL and the TTL subsidiaries have not made and will not make (and Tadiran has not and will not cause to be made) any voluntary adjustment by reason of a change in their accounting methods or any election that would affect the taxable income or deductions of TTL or any TTL subsidiary for any period ending after the Effective Date.

         All the transfers of businesses and activities between TTL and any TTL subsidiary, between any two TTL subsidiaries and between any TTL subsidiary and any subsidiary thereof (the "Intra-TTL Transactions") were duly completed in all material respects. All consents, approvals, notices and filings required in connection with the Intra-TTL Transactions were duly granted and made, and none of the terms or conditions of such consents and approvals, or the provisions of the Tax Ordinance applicable to any Intra-TTL Transaction, were breached in any way or manner (including, without limitation, by transactions or activities of any person taken after the respective dates of any Intra-TTL Transaction) or, subject to the receipt of the Tax Ruling, will be breached in any way or manner as a result of the Merger. There are no liabilities or contingent liabilities (including, without limitation in respect of taxes) of TTL or any TTL subsidiary in connection with any Intra-TTL Transaction which are not fully accrued in accordance with generally accepted accounting principles in Israel, consistently applied, in the TTL Interim Financial Statements.

         The transfer prices between (i) TTL and TTL subsidiaries and (ii) TTL and TTL subsidiaries on the one hand and Tadiran or its subsidiaries on the other hand will not result in a material tax liability (except as paid or provided for in the respective financial statements) to TTL or any TTL subsidiary in accordance with applicable Israeli and foreign tax laws, rulings and requirements.

         (c) Schedule 4.4 hereto, together with the TTL 1997 20-F, lists each tax incentive to which TTL or any Material TTL Subsidiary is entitled under the laws of the State of Israel, and the nature of such tax incentive. To TTL's best knowledge, TTL and each Material TTL Subsidiary have complied with all requirements of Israeli law necessary to be entitled to claim the tax incentive. Subject to the receipt of the approvals set forth in Section 10.12 below, except as disclosed on Schedule 4.4, no consent or approval of any governmental authority is required, other than as contemplated by Section 10.12, prior to consummation of the Merger in order to preserve the entitlement of the Surviving Corporation in lieu of TTL to any such incentive.

         4.11 Ownership of Assets. (a) Except as set forth in Schedule 4.11 hereto or in Schedules 4.12.1 and 4.12.2 hereto, TTL and the Material TTL Subsidiaries have good and valid title to, all of their respective owned assets and real and personal properties, both tangible and intangible (including, without limitation, all assets reflected in the TTL Financial Statements, except those disposed of in the ordinary course of business consistent with past practice since September 30, 1998), and good title to their leasehold estates with respect to real and personal property, in each case free and clear of all claims, liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges (collectively, "Encumbrances") except, in each case, for (i) liens for current taxes not delinquent, or taxes being protested in good faith (such protests for amounts which exceed in the aggregate U.S. $25,000 being expressly set forth in Schedule 4.11 hereto), and (ii) such imperfections in the title thereto and Encumbrances, if any, as do not materially detract from the value, or interfere with the present or continued use or occupancy, of the property of TTL and the Material TTL Subsidiaries. Other than as set forth in Schedule 4.11, TTL owns or has a valid leasehold interest in, and peaceful and undisturbed possession of, all the buildings, structures, leasehold improvements, equipment and other tangible property material to the business of TTL and the TTL subsidiaries taken as a whole, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, and neither TTL nor any Material TTL Subsidiary has received notice that any of such property (i) is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, law or regulation or (ii) requires any substantial work, repairs, construction, alterations or installation which has not been complied with.

         (b) Except as set forth in Schedule 4.11 hereto, neither TTL nor any Material TTL Subsidiary owns or leases any real property. Schedule 4.11 hereto lists all the real properties (and ownership thereof) which are leased to TTL or any Material TTL Subsidiary, including all plants and structures located thereon.

         4.12 Intangible Assets. Schedules 4.12.1 (Patents), and 4.12.2 (Trademarks and Trade Names) hereto set forth a list, including the title of, all patents and outstanding patent applications, all trademarks and trade names, and outstanding applications therefor, owned or used (as indicated in such Schedule) by TTL (including, in this Section 4.12, the predecessor operations thereof) or any Material TTL Subsidiary or in which TTL or any Material TTL Subsidiary has an interest, all of which are valid. TTL or a Material TTL Subsidiary (as stated in the Schedule) owns, has a license to use, or otherwise has the full and unrestricted right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions and copyrights that are necessary for the conduct of the business of TTL and the Material TTL Subsidiaries as presently conducted. Except as set forth in Schedules 4.12.1A and 4.12.2A, to the best knowledge of each of TTL and any Material TTL Subsidiary, after due inquiry, no person, firm or corporation has any proprietary or other interest in any intangible asset listed in any such Schedules 4.12.1 and 4.12.2 and no third party has infringed upon, or has any competing claim or right to use or own, any of the properties so listed or has asserted the invalidity or unenforceability of any such intellectual property. Except as set forth in Schedules 4.12.1B and 4.12.2B, to the best knowledge of TTL, neither TTL nor any Material TTL Subsidiary is infringing upon any patent, copyright or trademark or other intangible assets of any third party, and no proceedings have been instituted or are pending or, to the knowledge of TTL, are threatened, and no claim has been received by TTL or any Material TTL Subsidiary alleging any such violation. To the best knowledge of TTL, there are no facts or assertion of any facts which would render any intellectual property of TTL or any Material TTL Subsidiary invalid or inadequate to protect the interests of TTL or any Material TTL Subsidiary therein. Except as set forth in Schedule 4.12.3 hereto, neither TTL nor any Material TTL Subsidiary is a party to or bound by any license agreement requiring the payment by TTL or any Material TTL Subsidiary of any royalty payment of U.S. $250,000 or more, individually or in the aggregate, or by any similar arrangement. To the knowledge of TTL, none of the activities of the employees of TTL or any Material TTL Subsidiary on behalf of such corporation violates any agreements or arrangements which any such employees have with former employers. TTL and each Material TTL Subsidiary have taken reasonable measures to maintain the confidentiality of the processes and formulae, research and development results and other know-how of TTL and the Material TTL Subsidiaries. Except to the extent expressly disclosed in Schedule 4.12.1C or Schedule 4.12.2C, no current or former shareholder, employee, officer, director or consultant of TTL or any Material TTL Subsidiary or Tadiran has any rights in or to any of the intellectual property rights purported to be owned by TTL or any Material TTL Subsidiary, including, without limitation, those listed in Schedules
4.12.1 and 4.12.2. Without limiting the generality of the above, all the employees of TTL and the Material TTL Subsidiaries who invented or developed intellectual property in which TTL or any Material TTL Subsidiary has or is entitled to rights, have duly and fully assigned to TTL or such Material TTL Subsidiary such employees' rights. Without limiting the generality of the above, other than as set forth in Schedule 4.12.4 hereto, to the knowledge of TTL, none of the employees of TTL or any Material TTL Subsidiary is working or is allowed to work at any other place or with any other employer whether as a full-time employee, part-time employee or as a consultant. All the intellectual property rights listed in Schedules 4.12.1 and 4.12.2 have the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent specifically disclosed in Schedules 4.12.1 and 4.12.2, TTL and the Material TTL Subsidiaries have made all statutorily required filings, if any, to record their respective interests, and taken reasonable actions to protect their respective rights, in such intellectual property.

         4.13 Insurance. Schedule 4.13.1 hereto provides a complete list of all policies of fire, liability (including officers' and directors' liability), title, key-man life insurance and other forms of insurance held by TTL and the Material TTL Subsidiaries. Such policies are in full force and effect, are in amounts, and against such losses and risks, as are reasonably believed by TTL to be adequate for the business engaged in by TTL and the Material TTL Subsidiaries and are in material conformity with the requirements of all leases or other agreements to which TTL or any of the Material TTL Subsidiaries is a party. Except as set forth in Schedule
4.13.1 hereto, neither TTL nor any Material TTL Subsidiary has any knowledge of any facts or of any event, or the bringing of any claim or making of any accusation, which reasonably might (i) form the basis for any claim against TTL or any Material TTL Subsidiary which is not fully covered by the insurance policies referred to in Schedule 4.13.1 hereto (excluding reasonable deductibles) or not provided for in the TTL Financial Statements, and which may exceed individually or in the aggregate U.S. $300,000 in liability, or (ii) increase the insurance premiums paid by TTL or any Material TTL Subsidiary or the deductive amounts in such policies, or affect the availability of the insurance coverage listed in Schedule
4.13.1 on substantially the same terms as now in effect. Neither TTL nor any Material TTL Subsidiary is in default with respect to any provision contained in any such policy and neither TTL nor any Material TTL Subsidiary has failed to give any notice or present any claim under any such policy in due and timely fashion. There are no outstanding unpaid claims under any such policy. Neither TTL nor any Material TTL Subsidiary has received notice of cancellation, non-renewal or substantial modification of any such policy. Schedule 4.13.2 hereto includes a letter from the insurance advisor of TTL to the effect that TTL and the Material TTL Subsidiaries are covered by insurance policies which cover adequately all the risks related to the business and liability of TTL and the Material TTL Subsidiaries.

         4.14 Litigation. Except as set forth in Schedule 4.14 hereto, there are no actions, suits, proceedings or investigations, pending before any court or governmental agency or before any arbitrator of any kind, or any order, injunction or decree outstanding or an application therefor, or, to the knowledge of TTL or any Material TTL Subsidiary, threatened, against TTL or any Material TTL Subsidiary or against or relating to their property, assets or business.

         4.15 Agreements and Obligations. (a) Except as listed on Schedule 4.15(a) hereto (collectively the "TTL Agreements"), neither TTL nor any Material TTL Subsidiary is a party to, or bound by, any contract, lease, agreement, plan, policy, indenture, license, understanding or arrangement, of any kind whatsoever, whether written or oral, express or implied.
Schedule 4.15(a) accurately states which of the TTL Agreements constitutes a TTL Listed Agreement. For the purposes of this Agreement, a "TTL Listed Agreement" is a TTL Agreement: (i) which provides for aggregate payments to or by TTL and/or any Material TTL Subsidiary (which, in the case of sales of products by TTL or any Material TTL Subsidiary, shall be interpreted only as including unpaid debts or open commitments) in an amount equal to or greater than U.S. $1,600,000, or which is otherwise material to TTL and the TTL subsidiaries taken as a whole; (ii) containing covenants limiting the freedom of TTL or any Material TTL Subsidiary to compete in any line of business with any person or in any area or territory; (iii) which has required in 1998 or is expected to require during 1999 the payment by TTL or any Material TTL Subsidiary of royalties in excess of U.S.$300,000 per annum; (iv) containing any obligation or liability of any kind to holders of its securities as such (including, but not limited to, any obligation to register any of TTL's securities under any securities regulatory law of the State of Israel, the United States or any state of the United States); (v) relating to employment or management, including any agreements with respect to indemnification of officers, directors or other key-employees of TTL or any Material TTL Subsidiary or consulting agreements requiring annual payments in excess of U.S. $250,000 (the TTL Listed Agreements required to be listed by this clause (v) shall be listed in a Side Letter re TTL Listed Agreements which is provided by TTL to ECI contemporaneously with the execution hereof, is initialed by all parties hereto and is deemed for all purposes as if it were attached to this Agreement as part of Schedule 4.15(a)); (vi) relating to the acquisition or sale (or the option therefor) by TTL or any Material TTL Subsidiary of any operating business or division since January 1, 1995; or (vii) relating to voting agreement or shareholders' agreement, with respect to TTL or any Material TTL Subsidiary. Except as set forth in Schedule 4.15(a) hereto under the heading "Transfer Sensitive Agreements", neither TTL nor any Material TTL Subsidiary is a party to, or bound by, any TTL Agreement which requires the consent of any party thereto to the consummation of the transactions contemplated hereby, does not permit such transactions, or the terms and conditions of which may be changed as a result of the transactions contemplated hereby. A true and correct copy of each written TTL Agreement or an accurate summary of any other TTL Agreement was made available to ECI.

         Except as set forth in Schedule 4.15(a) hereto, TTL and all Material TTL Subsidiaries have, in all material respects, performed all obligations required to be performed by any of them to date under all the TTL Listed Agreements, and are not in default in any material respect under any such agreements, which would permit the other party to terminate or would give rise to a claim for damages by the other party, and TTL does not know of any default or alleged default in any material respect thereunder by any other party, or of any event which, with the giving of notice or the passage of time, would become such a default. Schedule 4.15(a) sets forth whether each TTL Agreement is valid and in full force and effect in accordance with its formal terms or amendments thereof, and, to the best knowledge of TTL, after due inquiry, no TTL Listed Agreement, other than as set forth in Schedule 4.15(a), is subject to rescission or reformation and there are no circumstances or writings extrinsic to any such agreement which would materially modify its terms or create an encumbrance thereon.

         (b) Except as set forth in Schedule 4.15(b), all the assets, rights, business and activity intended to be transferred by Tadiran to TTL pursuant to the Transfer of Operations Agreement, dated January 1, 1995, between TTL and Tadiran (the "Operations Transfer Agreement"), including, without limitation, any rights associated therewith or derived therefrom, were transferred to, and are owned by, TTL without any restriction by, Encumbrance of, right of or claim by Tadiran. Without derogating from the provisions of the prior sentence, except as set forth in Schedule 4.15(b), all the assets and rights (including, without limitation, intellectual property rights) owned or held by Tadiran or any affiliate thereof prior to the closing of the Operations Transfer Agreement which related to the business to be transferred to TTL, were entirely transferred to TTL. To the extent any such assets or rights are set forth in Schedule 4.15(b) and have not been transferred, such assets and rights shall have been transferred prior to the Closing. All consents, approvals and filings required in connection with the consummation of the transactions contemplated by the Operations Transfer Agreement were duly granted and made, and none of the material terms of such consents and approvals or other terms, the breach thereof may negatively affect any such consent or approval were breached. There are no contingent liabilities, restrictions or liabilities (including, without limitation, in respect of taxes) of TTL or any of the consolidated subsidiaries thereof in connection with the Operations Transfer Agreement which are not fully accrued in accordance with generally accepted accounting principles in Israel, consistently applied, in the TTL Interim Financial Statements.

         (c) Schedule 4.15(c) contains a complete and accurate list of all agreements, transactions and understandings (whether written or oral) among
(i) TTL (in this Section 4.15(c), including the predecessor operations thereof) and any TTL subsidiary (in this Section 4.15(c) excluding Hynex Ltd.); and (ii) among (A) TTL and/or any TTL subsidiary and (B) Tadiran, any subsidiary thereof and/or any affiliate of Tadiran which is known to TTL as such (each, a "Related Party Transaction"). Each Related Party Transaction has been entered into on an arm's-length basis. Schedule 4.15(c) also includes the outstanding balances of obligations as of September 30, 1998, in excess of U.S. $10,000 individually in connection with each Related Party Transaction covered by clause (ii) of this Section 4.15(c) excluding those in the ordinary course of business which do not exceed U.S. $250,000 in the aggregate.

         All consents, approvals and filings required in connection with each Related Party Transaction were duly granted and made and none of the material terms of such consents and approvals or other terms, the breach thereof may negatively affect any such consent or approval were breached. There are no contingent liabilities, restrictions or liabilities (including, without limitation, in respect of taxes) of TTL or any of its consolidated subsidiaries in connection with any Related Party Transactions which are not fully accrued in the TTL Interim Financial Statements, in accordance with generally accepted accounting principles in Israel, consistently applied.

         Tadiran Telecommunication Inc., a subsidiary of Tadiran, owed TTL, as of October 31, 1998, an aggregate amount of U.S. $11,513,000.

         4.16 Permits. TTL and the Material TTL Subsidiaries have all permits, licenses, orders, approvals, franchises and the rights and privileges necessary in order for them to carry on their business as presently conducted, except such permits, licenses, orders, approvals, franchises, and other rights and privileges the failure of which to obtain would not have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole. Schedule 4.16 hereto sets forth a list of all material permits, licenses, orders and approvals from all Israeli and other governmental and regulatory bodies held by TTL (or, if still in effect, by the predecessor operations of TTL) and the Material TTL Subsidiaries. Except as set forth on Schedule 4.16, each such permit, license, order and approval is in full force and effect, and no proceeding is pending, or to the knowledge of TTL, threatened, to revoke or materially modify it, and all such permits, licenses, orders and approvals will remain in full force and effect immediately following the consummation of the Merger.

         4.17 No Breach. The Merger and the other transactions contemplated by this Agreement will not give rise to a right to terminate or result in a breach of the terms or conditions of or constitute a default under or violate the Memorandum of Association or Articles of Association (or similar instrument) of TTL or any Material TTL Subsidiary, or any agreement or other document or undertaking to which TTL or any Material TTL Subsidiary is a party or by which any of them is bound, except as set forth in Schedule 4.17 and for violations or breaches which would not, in the aggregate, have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole, or materially adversely affect the ability of TTL to consummate the transactions contemplated hereby.

         4.18 Authority for Agreement. (a) All corporate and other proceedings required to be taken by or on behalf of TTL, subject to shareholder approvals and receipt of the Final Court Order (as defined in Section 7.1), to authorize TTL to enter into and carry out this Agreement and the Merger, have been duly and properly taken. This Agreement has been duly executed and delivered by TTL and, subject to such shareholder approvals and receipt of the Final Court Order, is valid and binding upon TTL and enforceable in accordance with its terms and the conversion of all of the outstanding TTL Shares into ECI Shares under the Merger will be binding upon the TTL Holders. Without derogating from the generality of the foregoing, the Converted TTL Shares have been duly reserved for issuance upon conversion of the TTL Convertible Debenture, the TTL Convertible Debenture is duly authorized, and upon receipt of the Debenture Amount, will be duly issued, fully paid and a valid binding obligation of TTL in accordance with its terms and, upon conversion thereof, the Converted TTL Shares will be duly issued, fully paid and non-assessable TTL Shares, free of all pre-emptive rights, rights of first refusal and similar rights and free and clear of any liens and other Encumbrances.

         (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, regulatory authority or agency of Israel, federal, state or local of the United States, or any other applicable jurisdiction) is required to be obtained, made or given by TTL or any Material TTL Subsidiary in connection with the execution and delivery of this Agreement or the consummation by it of the Merger or the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, (ii) filing of the Final Court Order with the Registrar of Companies in Israel, (iii) declaration of effectiveness by the SEC of the F-4 Registration Statement, (iv) approval of the Israel Investment Center as set forth in Section 10.12 hereto, (v) approval of the OCS as set forth in Section 10.12 hereto, (vi) the approval of the Israeli Comptroller of Restrictive Trade Practices (the "Comptroller"); (vii) filings with the German and Polish antitrust authorities; and (viii) receipt of the Tax Ruling (as hereinafter defined) and an approval with respect to the assumption of the Options with the Israel Tax Authority.

         4.19 Interests in Assets. Except as set forth in the TTL 1997 20-F and on Schedule 4.19, to the knowledge of TTL, no officer, director or shareholder holding more than 5% of the share capital of TTL or any Material TTL Subsidiary, or any member of their immediate families, directly or indirectly owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of TTL or any Material TTL Subsidiary, or the use of which is necessary for such business as now conducted.

         4.20 Powers of Attorney. Other than limited powers of attorney granted from time to time to (i) legal counsel in the ordinary course of business; and (ii) commercial agents or other similar representatives for the sole purpose of entering bids in tenders in the jurisdiction of the respective agent or representative, all of which bids have been completed,
Schedule 4.20 hereto sets forth the names of all persons now holding powers of attorney from TTL or any Material TTL Subsidiary, and a summary of the terms thereof.

         4.21 Brokers. Except as set forth in Schedule 4.21 hereto, neither TTL nor any of its officers or directors has engaged, consented to, or authorized any broker, investment banker or third party to act on its or his behalf, directly or indirectly, as a broker, investment banker or finder in connection with the transactions contemplated by this Agreement. TTL has provided to ECI copies of all commitments, agreements or other documentation in respect of the foregoing.

         4.22 Year 2000. Schedule 4.22 hereto accurately states the tasks to be undertaken by TTL and/or the Material TTL Subsidiaries to fully comply with any Year 2000 Problem (as hereinafter defined) that they may have and the time table related thereto, to the extent such time table is set forth in Schedule 4.22. The "Year 2000 Problem" means the risk that computer hardware and/or software may be unable to recognize and properly execute date-sensitive functions involving certain dates until and any dates after December 31, 1999.

         4.23 SEC Filings; Public Disclosure. TTL has made all filings required under the Exchange Act to be filed with the SEC since TTL's inception. The TTL 1997 20-F and TTL's annual reports on Form 20-F for its fiscal year ended December 31, 1996, and other statements and reports filed under the Exchange Act, if any, since January 1, 1996, as filed with the SEC (the "TTL SEC Reports") (all of which were heretofore made available or delivered to ECI), complied when filed in all material respects with applicable SEC requirements, and no such statement or report contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         4.24 Proxy Statement Disclosures. No information supplied or to be supplied by TTL to ECI for inclusion or incorporation by reference in the F-4 Registration Statement (as hereinafter defined) and/or the Proxy Statement/Prospectus will, in the case of the Proxy Statement/Prospectus, at the time of mailing of the Proxy Statement/Prospectus and at the respective times of the shareholders meetings of ECI and TTL to be held in accordance with Section 7.1, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the F-4 Registration Statement, at the time the F-4 Registration Statement is filed with the SEC and at the time it becomes effective under United States Securities Act of 1933, as amended (the "Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/ Prospectus will comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by TTL with respect to information supplied by ECI for inclusion therein.

                  4.25 Environmental Matters. TTL and each Material TTL Subsidiary are in substantial compliance with all applicable environmental regulations and standards relating to the conduct of the business of TTL and the Material TTL Subsidiaries and there exists no toxic waste or other environmental hazard that has not previously been publicly disclosed by TTL or otherwise disclosed in writing to ECI which would have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole.

                  4.26 Labor Matters. (a) Schedule 4.26(a) hereto includes the number of the employees and of the officers of TTL and any Material TTL Subsidiary, separated by entity. Schedule 4.26(a) also includes the number of the employees and of the officers of TTL and each Material TTL Subsidiary who are subject to the Collective Agreement, separated by entity. Contemporaneously with the execution of this Agreement, TTL is providing ECI with a Side Letter re Employees (to be initialed by the parties hereto), containing a full and accurate description, as of the date hereof, of the names, positions and ranks (if any), dates of commencement of employment, salaries and terms and conditions of employment, of all the employees and officers of TTL and each Material TTL Subsidiary, including all remuneration payable, vacation pay balances, replenishment ("havraa") pay balances, illness pay balances, fringe benefits including, without limitation, balances in provident or pension funds, "13th and 14th salary", car, telephone, managers insurance and any profit sharing commission, incentive or discretionary bonus arrangements to which TTL or any Material TTL Subsidiary is a party. Said Side Letter re Employees includes a full and accurate list of the officers and employees of TTL or any Material TTL Subsidiary who are not subject to the Collective Agreement. All the personal employment agreements of the employees of each of TTL and the Material TTL Subsidiaries are substantially in one of the four forms attached hereto as part of Schedule 4.26(a). Other than as listed on said Side Letter re Employees, there is no person or entity (including, without limitation, "agents", "distributors", "independent contractors", "consultants" or employees of manpower companies or other service providers) that may be deemed to be an employee of TTL or any of the Material TTL Subsidiaries. Said Side Letter re Employees shall be deemed, for all purposes, as if it were attached to this Agreement.

         (b) Neither TTL nor any Material TTL Subsidiary is a party to any collective labor agreement, other than as set forth in Schedule 4.26(b) hereto (collectively, the "Collective Agreement"), or has any other agreement or arrangement with any trade union or other body representing any of its employees, and neither TTL nor any Material TTL Subsidiary has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its or their employees.
Schedule 4.26(b) also includes a copy of the Collective Agreement, dated December 21, 1998 (the "Amending Collective Agreement"). Complete and accurate copies of the Collective Agreement and all related documents and information related thereto were made available to ECI. Other than as set forth in Schedule 4.26(b) hereto or pursuant to applicable employment laws and regulations and extension orders ("zavei harhava"), neither TTL or any Material TTL Subsidiary is subject to, nor do employees of any such corporation benefit from, any agreement, arrangement, understanding or custom with respect to employment (including, without limitation, termination thereof). Other than as expressly set forth in Schedule 4.26(b), neither TTL nor any Material TTL Subsidiary has any custom with respect to termination of employment.

         (c) Except for the employment agreements listed on Schedule 4.26(c) hereto, there are no agreements between TTL or any Material TTL Subsidiary and any of its directors, officers, executives or employees which cannot be terminated by such corporation by three months notice or less without giving rise to a claim for damages or compensation (except for statutory severance pay).

         (d) Other than as set forth in Schedule 4.26(d), there is no outstanding claim or complaint (including, without limitation, any claim resulting from a bonus arrangement), other than claims and complaints demanding solely pecuniary damage in an aggregate amount for this Section 4.26(d) equal to, or greater than, U.S. $600,000, against TTL or any Material TTL Subsidiary by any person who is now or has been an officer or employee of such corporation. Without limiting the generality of the above, there are no unfair labor practice claims or charges pending, or to the knowledge of TTL, threatened against TTL or any Material TTL Subsidiary. With respect to the employees of each of TTL and the Material TTL Subsidiaries, individually and in the aggregate, no event has occurred and, to the best knowledge of TTL, there exists no condition or set of circumstances, in connection with which TTL or any Material TTL Subsidiary could be subject to any liability that is reasonably likely to have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole.

         (e) Each of TTL and the Material TTL Subsidiaries has materially complied with all applicable provisions, whether contractual, customary or otherwise legally required, relating to employees, and their terms and conditions of employment including, without limitation, with respect to wages and hours. Neither TTL nor any Material TTL Subsidiary is engaged in any unfair labor practice, except for any noncompliance or practice that would not have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole. Except as set forth in Schedule 4.26(e) hereto, there is no labor strike, slowdown or stoppage pending (or, to the best knowledge of TTL, any labor strike or stoppage threatened or contemplated) against or affecting TTL or any Material TTL Subsidiary, and there have been no disputes between TTL or any Material TTL Subsidiary and any number or category of employees and there are no present circumstances which are reasonably likely to give rise to any such dispute.

         (f) The severance pay due to the employees is fully funded or provided for in accordance with generally accepted accounting principles in Israel, consistently applied, all liabilities of TTL and each Material TTL Subsidiary in connection with their respective employees (excluding illness pay) were adequately accrued in the TTL Interim Financial Statements (in accordance with said principles) and, other than as set forth in Schedule 4.26(f), TTL is not aware of any circumstance whereby any employee might demand (whether legally entitled to or not) any claim for compensation on termination of employment beyond the statutory severance pay to which such employee is entitled.

         (g) All amounts which TTL and any of the Material TTL Subsidiaries are legally or contractually required to deduct from their employees' salaries and/or transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise have been duly paid into the appropriate fund or funds, and neither TTL nor any of the Material TTL Subsidiaries has any outstanding obligation to make any such transfer or provision.

         (h) Neither TTL nor any Material TTL Subsidiary is a party to any employment contract or other similar contract or any other contract for the provision of management or consulting services to TTL or any Material TTL Subsidiary with any past or present officer, director or employee of Tadiran or any of its affiliates (other than TTL and its wholly-owned subsidiaries) or, to the best knowledge of TTL, with any entity affiliated with any such past or present officer, director or employee, other than those set forth in Schedule 4.26(h) and other than under agreements executed by employees of TTL and the Material TTL Subsidiaries generally.

         (i) Except as disclosed in Schedule 4.26(i), the consummation of the Merger and the other transactions contemplated by this Agreement will not, either alone or in connection with an employee's termination of employment or other event, result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits (other than as set forth in Schedule 2.2 hereto) or compensation payable to or in respect of any employee of TTL or any of the Material TTL Subsidiaries.

         4.27 Opinion of Financial Advisor. TTL has received the opinion of Lehman Brothers, Inc. (the "TTL Financial Advisor") to the effect that, as of the date hereof, the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of TTL, a written copy of which opinion will be delivered by the TTL Financial Advisor on or shortly before the date on which the definitive proxy materials for the Proxy Statement/Prospectus are filed with the SEC.

         4.28 Compliance with Laws; No Illegal or Improper Transactions.
(a) Neither TTL nor any Material TTL Subsidiary is in violation of or has any liability, whether accrued, absolute, contingent or otherwise, under any Israeli or foreign law, ordinance or regulation or any order, judgment, injunction, decree, award or other requirement of any court, arbitrator or governmental or regulatory body, including without limitation laws relating to the testing and sale of products, labor and employment practices, environment, health and safety, zoning, or otherwise relating to its property, assets or business, except for violations of or liabilities under any of the foregoing which would not, individually or in the aggregate, have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole. Since the commencement of TTL's operations, neither TTL nor any Material TTL Subsidiary has received notice of, or has there been any citation, fine or penalty imposed against TTL or any of the Material TTL Subsidiaries for, any such violation or alleged violation, other than as set forth in Schedule 4.28.

         (b) To TTL's knowledge, there is no basis for any material liability, accrued or contingent, with respect to the manufacture, sale or use of any of TTL's or any of the Material TTL Subsidiaries' current or former products which is not fully covered under valid insurance policies. In respect of such products, neither TTL nor any Material TTL Subsidiary has received any notices of or any claims, or threats thereof, relating to personal injury, including without limitation, from employees of TTL or any of the Material TTL Subsidiaries (including without limitation former employees of Tadiran in connection with the business transferred to TTL or any of the Material TTL Subsidiaries). There are no industry related health claims or problems, and to the knowledge of TTL, threats or notices of such claims or problems, of employees of TTL or any Material TTL Subsidiary, and there is no basis for any such industry related health claims or problems.

         (c) Neither TTL nor any of its officers, directors, employees, or subsidiaries, or to TTL's knowledge, any agent thereof, has offered, paid or agreed to pay to any public official or entity, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable ordinance, regulation or law; and there have been no false or fictitious entries made in the books or records of TTL or any of the Material TTL Subsidiaries.

         4.29 Holding of ECI Shares. Neither TTL nor any Material TTL Subsidiary beneficially owns any ECI Shares.

         4.30 Board Recommendation. The Special Committee and Board of Directors of TTL have duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the shareholders of TTL, and recommended that the shareholders of TTL approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

         4.31 Disclosure. The representations, warranties and statements made by TTL in this Agreement and in the documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. To the best knowledge of TTL, after due inquiry, there is no material fact or information relating to the condition (financial or otherwise), affairs, operations, business or assets of TTL and the TTL subsidiaries taken as a whole, which may have affected ECI's decision to enter into the transactions contemplated hereby, that has not been fully and accurately disclosed to ECI in writing by TTL.

         4.32 No Awareness of False Representation. TTL acknowledges that none of its President and Chief Executive Officer, any Vice President or any person reporting directly to any of them (without personal liability) actually knows of any false or inaccurate representation and warranty of ECI or Tadiran in this Agreement.

4.A      REPRESENTATIONS AND WARRANTIES BY TADIRAN

         Tadiran hereby represents and warrants to ECI as follows:

         4A.1 Organization of Tadiran. Tadiran is a public company duly organized and validly existing under the laws of the State of Israel and has full power and authority to carry on its business as now conducted and to own, lease and operate its assets.

         4A.2 No Breach. The Merger and the other transactions contemplated by this Agreement will not give rise to a right to terminate or result in a breach of the terms or conditions of or constitute a default under, or violate the Memorandum of Association or Articles of Association of Tadiran or except as set forth in Schedule 4A.2 hereto, any agreement or other document or undertaking to which Tadiran is a party or by which it is bound, except for violations or breaches which would not, in the aggregate, adversely affect the ability of Tadiran to consummate the transactions contemplated hereby.

         4A.3 Authority for Agreement. (a) All corporate and other proceedings required to be taken by or on behalf of Tadiran, subject to shareholders approval and receipt of the Final Court Order, to authorize Tadiran to enter into and carry out this Agreement and the Merger, have been duly and properly taken. This Agreement has been duly executed and delivered by Tadiran and, subject to such shareholders approval and receipt of the Final Court Order, is valid and binding upon Tadiran and enforceable in accordance with its terms and the conversion of all of the outstanding TTL Shares for ECI Shares under the Merger will be binding upon Tadiran.

         (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, regulatory authority or agency of Israel, federal, state or local of the United States, or any other applicable jurisdiction) is required to be obtained, made or given by Tadiran in connection with the execution and delivery of this Agreement or the consummation by it of the Merger or the other transactions contemplated hereby, except (i) filing of the Immediate Report with the ISA; (ii) receipt of the Tax Ruling from the Israel Tax Authority; and (iii) filings with the German and Polish antitrust authorities, if required.

         4A.4 Debt of TTI to TTL. Tadiran Telecommunication Inc., a subsidiary of Tadiran, owed TTL, as of October 31, 1998, an aggregate amount of U.S.$11,513,000.

         4A.5 Holding of Shares. Tadiran beneficially owns 20,418,300 TTL Shares, constituting 81.67% of the outstanding share capital of TTL. Such shares are free of any claims, liens, charges or encumbrances of any nature whatsoever and of any other third party right with respect thereto, other than as set forth in Schedule 4A.2. Tadiran does not beneficially own any ECI Shares.

         4A.6 Board Recommendation. The Audit Committee and Board of Directors of Tadiran have duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the shareholders of Tadiran, and recommended that the shareholders of Tadiran approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

         4A.7 Access to Documents. Tadiran confirms that it had full and free access to all the documents and information delivered or made available by ECI to TTL and/or its representatives, including without limitation, any document and information which was delivered during the due-diligence review.

         4A.8 No Awareness of False Representation. Tadiran acknowledges that none of its President and Chief Executive Officer or any Vice President (without personal liability) actually knows of any false or inaccurate representation and warranty of ECI or TTL in this Agreement.

         4A.9 Related Party Transactions. To the best knowledge of the management of Tadiran, Tadiran did not enter into any undertaking with respect to TTL, any Material TTL Subsidiary or their respective businesses or properties or otherwise entered into any commitment purported to bind TTL, any Material TTL Subsidiary or their respective businesses or properties, other than under agreements to which TTL or such Material TTL Subsidiary was a formal party.


5.       REPRESENTATIONS AND WARRANTIES BY ECI

         ECI hereby represents and warrants to TTL and Tadiran as follows:

         5.1 Organization of ECI. ECI is a public company duly organized and validly existing under the laws of the State of Israel and has full power and authority to carry on its business as now conducted, and to own, lease and operate its assets. ECI is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 5.1 hereto, which are the only jurisdictions in which ECI is required to be qualified in order to carry on its business, and is duly authorized, and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted, except for qualifications, authorizations or licenses the failure of which to obtain would not have a Material Adverse Effect on ECI and the ECI subsidiaries (as hereinafter defined) taken as a whole. ECI has heretofore made available to TTL true and complete copies of its Memorandum of Association and its Articles of Association certified by the Corporate Secretary of ECI, as in effect on the date hereof. The minute books of ECI contain substantially accurate records of all meetings of its Board of Directors, all committees of its Board of Directors and of its shareholders since January 1, 1995 and accurately reflect all material transactions referred to in such minutes.

         5.2 Capitalization. The registered (authorized) share capital of ECI consists of 200,000,000 Ordinary Shares, NIS 0.12 nominal value per share, all of which are duly authorized, of which 76,956,919 shares are outstanding as of the date hereof. All outstanding ECI Shares are validly issued, fully paid and non-assessable, and free of any preemptive or similar rights in respect thereto.

         5.3 Subsidiaries. Schedule 5.3.1 hereto provides a complete list of any corporation or other entity, other than the ECI Portfolio Companies (as hereinafter defined), in which ECI, directly or indirectly, through other corporations or otherwise, beneficially owns outstanding share capital or other ownership interests (each such corporation or other entity, other than the ECI Portfolio Companies, an "ECI subsidiary"), the respective jurisdictions of incorporation (or other establishment) of each ECI subsidiary and the percentage and numbers of its outstanding shares (or other evidence of ownership) held by ECI and any other person, firm, corporation or other entity. Schedule 5.3.2 hereto provides a complete list of all the ECI subsidiaries (the "Material ECI Subsidiaries") in which ECI holds, directly or indirectly, at least 50% (fifty percent) of the voting share capital or economic interests, other than the ECI subsidiaries listed under the caption "Non-Material ECI Subsidiaries" (the "Non-Material ECI Subsidiaries"). Each of the Material ECI Subsidiaries is qualified to do business in the jurisdictions set forth in Schedule 5.3.2 which are the only jurisdictions in which each such subsidiary is required to be qualified in order to carry on its business, and is duly authorized, and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted, except for authorizations, qualifications or licenses the failure of which to obtain, would not have a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole. The outstanding shares of capital stock or other evidence of ownership of each of the Material ECI Subsidiaries are validly issued, fully paid and non-assessable, and the shares of each Material ECI Subsidiary, to the extent owned by ECI or another Material ECI Subsidiary, are owned by ECI or such Material ECI Subsidiary free of any claims, liens, charges or encumbrances of any nature whatsoever, except as set forth in Schedule
5.3.2. Each of the Material ECI Subsidiaries is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and has the full power and authority to carry on its business as now conducted and to own, lease and operate its assets. ECI has made available to TTL prior to the date hereof, true and complete copies of the Memorandum of Association (or similar instrument) and Articles of Association (or similar instrument) of each Material ECI Subsidiary, as in effect on the date hereof. The minute books of each Material ECI Subsidiary contain substantially accurate records of all meetings of its Board of Directors and its shareholders since the time of its incorporation and accurately reflect all material transactions referred to in such minutes. Each of the Non-Material ECI Subsidiaries' business, assets, financial condition, results of operations and prospects are not material, individually or in the aggregate with the other Non-Material ECI Subsidiaries, in any way or manner to ECI and the ECI subsidiaries taken as a whole, and will not, individually or in the aggregate with the other Non-Material ECI Subsidiaries, have a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole. Schedule 5.3.1 also sets forth a list, as of December 14, 1998, of all the publicly-traded companies in which ECI or any Material ECI Subsidiary beneficially owns shares solely as a financial investment which shares so held by ECI and/or such Material ECI Subsidiary constitute less than 5% of the share capital of each of such publicly-traded companies (each, an "ECI Portfolio Company") and the percentage of holdings of ECI and/or any Material ECI Subsidiary therein. Except as listed under the captions "Other Investments" or "ECI Portfolio Companies" on Schedule 5.3.1, neither ECI nor any Material ECI Subsidiary has any investment or ownership of interests in any corporation, other entity or joint venture, except for short-term investments in certificates of deposit, and other deposits and debt obligations with a maturity of not more than 180 days.

         5.4 Grants, Incentives and Subsidies. Schedule 5.4 hereto provides a complete list of all pending and outstanding Grants from the Government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, to ECI or any Material ECI Subsidiary including, without limitation, (i) Approved Enterprise Status from the Investment Center and (ii) grants from the OCS. ECI has made available to TTL, prior to the date hereof, correct copies of all applications for Grants submitted by ECI or any Material ECI Subsidiary and of all letters of approval, and supplements thereto, granted to ECI or to any Material ECI Subsidiary. Schedule 5.4 details all material undertakings of ECI and the Material ECI Subsidiaries given in connection with the Grants. Without limiting the generality of the above, Schedule 5.4 includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of ECI and the Material ECI Subsidiaries with respect to royalties, or the outstanding amounts to be paid by the OCS to ECI or any Material ECI Subsidiary and the composition of such obligations or amount by the product or product family that it relates to. ECI and the Material ECI Subsidiaries are in compliance, in all material respects, with the terms and conditions of Grants and, except as disclosed in Schedule 5.4 hereto, have duly fulfilled, in all material respects, all the undertakings relating thereto. ECI is not aware of any event or other set of circumstances which might lead to the revocation or material modification of any of the Grants.

         5.5 Options, Warrants, Etc. As of the date hereof, except as set forth in or contemplated by this Agreement or in Schedule 5.5 hereto, there are no outstanding options, warrants, rights, calls, subscriptions or other rights, or other commitments or agreements of any nature calling for or relating to the issuance or transfer, sale or other disposition by ECI or any Material ECI Subsidiary of any share capital of ECI or any Material ECI Subsidiary, or of any securities convertible or exchangeable into any share capital of ECI or any Material ECI Subsidiary.

         Other than ECI's Convertible Notes convertible into Four Million (4,000,000) ECI Shares, ECI has no outstanding bonds, debentures, notes or other indebtedness granting the right to vote (or convertible into securities granting the right to vote). There are no outstanding contractual obligations of ECI to repurchase, redeem or otherwise acquire, or of any Material ECI Subsidiary to acquire, any share capital or other securities of ECI or any Material ECI Subsidiary.

         5.6 Financial Statements. The audited consolidated financial statements of ECI and its consolidated subsidiaries for each of the years in the three year period ended December 31, 1997, together with the reports and opinions thereon of Somekh Chaikin, Certified Public Accountants (Israel), included as part of ECI's Form 20-F for the year ended December 31, 1997, filed with the SEC on June 29, 1998 (the "ECI 1997 20-F") for the year ended December 31, 1997 (the "ECI 1997 Financial Statements"), and the unaudited consolidated financial statements of ECI and its consolidated subsidiaries for the nine months ended September 30, 1998, all attached hereto as Schedule 5.6 (the "ECI Interim Financial Statements", and collectively with the ECI 1997 Financial Statements, the "ECI Financial Statements"), comply as of their respective dates as to form and substance in all material respects with applicable accounting requirements under the Exchange Act, and with the published rules and regulations of the SEC (as applicable to foreign private issuers) and fairly present the consolidated financial position of ECI and its consolidated subsidiaries as of said dates and the consolidated results of their operations for such periods. The ECI Financial Statements were prepared in conformity with generally accepted accounting principles in the United States and Israel consistently applied. The ECI Interim Financial Statements include all adjustments necessary for a fair presentation of the financial condition and results of operations of ECI in accordance with generally accepted accounting principles in the United States and Israel consistently applied throughout the periods covered thereby, and the notes thereto are true and complete and comply as to form and substance in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC (as applicable to foreign private issuers). As applicable to the ECI Financial Statements, generally accepted accounting principles in Israel are substantially similar in all material respects to generally accepted accounting principles in the United States, except as otherwise described in the ECI Financial Statements. There are no liabilities or obligations of ECI or its consolidated subsidiaries individually or in the aggregate exceeding U.S. $4,500,000 whether accrued, absolute, contingent or otherwise, and whether due or to become due, which arose or should be accrued, in each such case, in accordance with generally accepted accounting principles in the United States and Israel, with respect to periods ended on or prior to September 30, 1998, other than (i) those disclosed, or reflected as a liability or obligation, or reserved against on the ECI Interim Financial Statements (including the notes thereto), (ii) those intercompany liabilities or obligations which are properly eliminated in consolidation, and (iii) those expressly disclosed on Schedule 5.6 hereto.

         5.7 Actions Since September 30, 1998. Except (a) as reflected in, or contemplated by, the ECI Interim Financial Statements or as agreed to in this Agreement, or (b) as otherwise expressly set forth in Schedule 5.7, since September 30, 1998, ECI and the Material ECI Subsidiaries have conducted their business only in the ordinary course of business and neither ECI nor any Material ECI Subsidiary has: (i) issued or sold, or agreed to issue or sell, or purchased, or agreed to purchase, any of its share capital or securities convertible or exchangeable into such share capital, or any options, warrants, rights or calls to purchase such share capital, or other corporate securities; (ii) incurred any obligation or liability, absolute or contingent, except in the ordinary course of business consistent with past practice; (iii) discharged or satisfied any lien or encumbrance, except in the ordinary course of business consistent with past practice, or paid or satisfied any liability other than liabilities as at September 30, 1998, referred to in clause (i) through
(iii) of Section 5.6 hereof or similar liabilities incurred since September 30, 1998; (iv) entered into, or modified, any employment or consulting agreement, or made any wage or salary increase or granted any bonuses, except those made in the normal employee or executive review process carried on in the ordinary course of business consistent with past practice; (v) mortgaged, pledged or subjected to lien or other encumbrance any of its properties or assets, other than in the ordinary course of business; (vi) sold, assigned or transferred any of its material properties or assets, other than in the ordinary course of business; (vii) entered into any transaction not in the ordinary course of business consistent with past practice; (viii) suffered any change, event or set of circumstances which has had, or is reasonably likely to have, a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole; (ix) waived any rights of substantial value, or cancelled, modified or waived any debts held by ECI or any Material ECI Subsidiary, other than rights or debts (A) in the ordinary course of business which are not in excess of U.S. $5,000,000 in the aggregate; and (B) other than in the ordinary course of business which are not in excess of U.S. $1,250,000 in the aggregate (ECI and the ECI subsidiaries to be taken as a whole for the purposes of clauses (A) and
(B)); (x) made or incurred capital expenditures in excess of an aggregate of U.S. $6,000,000 (ECI and the ECI subsidiaries to be taken as a whole for this purpose), other than in the ordinary course of business; (xi) declared, paid or set aside any dividends (other than quarterly dividends distributed in the ordinary course of business) or other distributions or payments on its share capital or repurchased, redeemed or otherwise acquired any outstanding shares or other securities of, or other ownership interests in, ECI or any Material ECI Subsidiary; (xii) made any loans or advances to any person or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person, other than in the ordinary course of business; (xiii) effected any merger, consolidation, recapitalization, share split, share dividend, reorganization or other transaction affecting the share capital of ECI; (xiv) made any payments to customers or suppliers for rebating of charges, or other reciprocal practices not properly reflected in the ECI Financial Statements; (xv) amended any material term of any security of any Material ECI Subsidiary;
(xvi) suffered any damage, destruction or other casualty or loss (whether or not covered by insurance) materially affecting the business or assets of ECI and the ECI subsidiaries taken as a whole; (xvii) materially changed any method or principle of accounting or accounting practice by ECI, except for any such change required by reason of a concurrent change in the applicable generally accepted accounting principles and disclosed in the ECI Financial Statements; (xviii) made or was subject to any change regarding the "Approved Enterprise" status of ECI or any of the Material ECI Subsidiaries or in any Grant (including, without limitation, the royalty repayment terms thereof) of the OCS to ECI or any Material ECI Subsidiary; or (xix) entered into any agreement or commitment relating to any of the foregoing.

         5.8 Liabilities Since September 30, 1998. There are no liabilities or obligations of ECI or any Material ECI Subsidiary, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which arose or, in accordance with generally accepted accounting principles in the United States and Israel, were accrued or should be accrued with respect to any period beginning after September 30, 1998 and neither ECI nor any Material ECI Subsidiary has knowledge of any circumstances, conditions, events or arrangements which would give rise to any such liabilities or obligations of ECI or the Material ECI Subsidiaries in the future, other than (i) those incurred in the ordinary course consistent with past practice of the business of ECI and the Material ECI Subsidiaries, which do not have in the aggregate a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole; (ii) those intercompany liabilities which are properly eliminated in consolidation; (iii) those expressly disclosed on Schedule 5.8 hereto, and (iv) those reasonably incurred in connection with this Agreement and the preparation of the Proxy Statement/Prospectus, including, without limitation, any indebtedness incurred to pay any costs and expenses arising out of the transactions contemplated by this Agreement.

         5.9 Taxes. (a) All taxes imposed by the State of Israel, by any foreign country, by any political subdivision of the State of Israel or by any political subdivision or city of any foreign country, which have become due and payable by ECI or any Material ECI Subsidiary, including any taxes for which ECI or any Material ECI Subsidiary is liable under contract or other arrangement, as a transferee or successor, as a member of an Affiliated Group, or otherwise, together with any interest or penalties thereon ("ECI Taxes"), whether disputed or not, have been paid in full or adequately provided for by reserves shown on the books of account of ECI and/or any Material ECI Subsidiary in accordance with generally accepted accounting principles in the United States and Israel, consistently applied; all franchise, income and all other material returns and reports required to be filed for any period ending on or before the Closing Date with respect to ECI Taxes or the assets, operations, properties or business of ECI and the Material ECI Subsidiaries have been (or, on or prior to the Closing Date, will be) properly prepared and timely filed with the appropriate governmental agencies, and all such returns and reports were (or, on or prior to the Closing Date, will be) correct and complete in all material respects; such returns and reports have been examined by the relevant tax authorities through the fiscal years set forth in Schedule
5.9. Other than as set forth in Schedule 5.9, no extension of time for the assessment of deficiencies with respect to any such taxes is in effect for any fiscal year, and no extension of time within which to file any such tax return or report has been requested, which tax return or report has not since been filed. As of the date hereof, neither ECI nor any Material ECI Subsidiary is liable for the payment of ECI Taxes in any jurisdiction other than those listed on the ECI Interim Financial Statements. No deficiency or adjustment in respect of any ECI Taxes has been assessed against ECI or any Material ECI Subsidiary and remains unpaid, other than such ECI Taxes which are being contested in good faith and disclosure of which has been previously made in writing to TTL, and ECI does not have any knowledge of any proposed or threatened assessment of additional liability for ECI Taxes against ECI or any Material ECI Subsidiary for any period ending prior to the date hereof. Without limiting the generality of the above, ECI duly withheld all taxes required to be withheld in connection with ECI options to purchase ECI Shares or the exercise thereof, and all amounts so withheld were timely transferred to the tax authorities.

         Other than as disclosed in Schedule 5.9 hereto, there is no claim, audit, action, suit, proceeding or investigation now pending or, to ECI's knowledge, threatened against or with respect to ECI or any of the Material ECI Subsidiaries in respect of any tax or assessment. There are no liens for taxes upon the assets of ECI or any Material ECI Subsidiary.

         (b) Neither ECI nor any Material ECI Subsidiary has been a member of any Affiliated Group in which ECI was not the common parent or a party to any other tax sharing or similar arrangement, and none of ECI and the Material ECI Subsidiaries has any liability for the taxes of any entity other than ECI and such subsidiaries by virtue of having been a member of any Affiliated Group, as a transferee or successor, by contract or otherwise. ECI and the Material ECI Subsidiaries have not made and will not make any voluntary adjustment by reason of a change in their accounting methods or any election that would affect the taxable income or deductions of ECI or any of the Material ECI Subsidiaries for any period ending after the Effective Date.

         The transfer prices between ECI and the ECI subsidiaries will not result in a material tax liability (except as paid or provided for in the respective financial statements) to ECI or any ECI subsidiary in accordance with applicable Israeli and foreign tax laws, rulings and requirements.

         (c) Schedule 5.4 hereto, together with the ECI 1997 20-F, lists each tax incentive to which ECI or any Material ECI Subsidiary is entitled under the laws of the State of Israel, and the nature of such tax incentive. To ECI's best knowledge, ECI and each Material ECI Subsidiary have complied with all requirements of Israeli law necessary to be entitled to claim the tax incentive.

         5.10 Ownership of Assets. Except as set forth in Schedule 5.10 hereto or in Schedules 5.11.1 and 5.11.2 hereto, ECI and the Material ECI Subsidiaries have good and valid title to, all of their respective owned assets and real and personal properties, both tangible and intangible (including, without limitation, all assets reflected in the ECI Financial Statements, except those disposed of in the ordinary course of business consistent with past practice since September 30, 1998), and good title to their leasehold estates with respect to real and personal property, in each case free and clear of all Encumbrances except, in each case, for (i) liens for current taxes not delinquent or taxes being protested in good faith (such protests for amounts which exceed in the aggregate U.S. $125,000 being expressly set forth in Schedule 5.10 hereto); and (ii) such imperfections in the title thereto and Encumbrances, if any, as do not materially detract from the value, or interfere with the present or continued use or occupancy, of the property of ECI and the Material ECI Subsidiaries. Other than as set forth in Schedule 5.10 hereto, ECI owns or has a valid leasehold interest in, and peaceful and undisturbed possession of, all the buildings, structures, leasehold improvements, equipment and other tangible property material to the business of ECI and the ECI subsidiaries taken as a whole, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, and neither ECI nor any Material ECI Subsidiary has received notice that any of such property (i) is in violation in any material respect of any existing law or any building, zoning, health, safety or other ordinance, law or regulation; or (ii) requires any substantial work, repairs, construction, alterations or installation which has not been complied with.

         5.11 Intangible Assets. Schedules 5.11.1 (Patents) and 5.11.2 (Trademarks and Trade Names) hereto set forth a list, including the title of, all patents and outstanding patent applications, all trademarks and trade names, and outstanding applications therefor, owned or used (as indicated in such Schedule) by ECI or any Material ECI Subsidiary or in which ECI or any Material ECI Subsidiary has an interest, all of which are valid. ECI or a Material ECI Subsidiary (as stated in the Schedule) owns, has a license to use, or otherwise has the full and unrestricted right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions and copyrights that are necessary for the conduct of the business of ECI and the Material ECI Subsidiaries as presently conducted. Except as set forth in Schedules 5.11.1 and 5.11.2, to the best knowledge of each of ECI and any Material ECI Subsidiary, after due inquiry, no person, firm or corporation has any proprietary or other interest in any intangible asset listed in any such Schedule and no third party has infringed upon, or has any competing claim or right to use or own, any of the properties so listed or has asserted the invalidity or unenforceability of any such intellectual property. Except as set forth in Schedules 5.11.1 and 5.11.2, to the best knowledge of ECI, neither ECI nor any Material ECI Subsidiary is infringing upon any patent, copyright or trademark or other intangible assets of any third party, and no proceedings have been instituted or are pending or, to the knowledge of ECI, are threatened, and no claim has been received by ECI or any Material ECI Subsidiary alleging any such violation. To the best knowledge of ECI, there are no facts or assertion of any facts which would render any intellectual property of ECI or any Material ECI Subsidiary invalid or inadequate to protect the interests of ECI or any Material ECI Subsidiary therein. To the knowledge of ECI, none of the activities of the employees of ECI or any Material ECI Subsidiary on behalf of such corporation violates any agreements or arrangements which any such employees have with former employers. ECI and each Material ECI Subsidiary have taken reasonable measures to maintain the confidentiality of the processes and formulae, research and development results and other know-how of ECI and the Material ECI Subsidiaries. Except to the extent expressly disclosed in Schedule
5.11.1 or Schedule 5.11.2, no current or former shareholder, employee, officer, director or consultant of ECI or any Material ECI Subsidiary has any rights in or to any of the intellectual property rights purported to be owned by ECI or any Material ECI Subsidiary, including, without limitation, those listed in Schedules 5.11.1 and 5.11.2. Without limiting the generality of the above, other than as set forth in Schedule 5.11.3 hereto, all the employees of ECI and the Material ECI Subsidiaries who invented or developed intellectual property in which ECI or any Material ECI Subsidiary has or is entitled to rights, have duly and fully assigned to ECI or such Material ECI Subsidiary such employees' rights. Without limiting the generality of the above, other than as set forth in Schedule 5.11.3 hereto, to the knowledge of ECI, none of the employees of ECI or any Material ECI Subsidiary is working or is allowed to work at any other place or with any other employer whether as a full-time employee, part-time employee or as a consultant. All the intellectual property rights listed in Schedules 5.11.1 and 5.11.2 have the status indicated therein and all applications are still pending in good standing and have not been abandoned. Except to the extent specifically disclosed in Schedules 5.11.1 and 5.11.2, ECI and the Material ECI Subsidiaries have made all statutorily required filings, if any, to record its interests, and taken reasonable actions to protect their respective rights, in such intellectual property.

         5.12 Insurance. Schedule 5.12.1 hereto provides a complete list of all policies of fire, liability (including officers' and directors' liability), title, key-man life insurance and other forms of insurance held by ECI and the Material ECI Subsidiaries. Such policies are in full force and effect, are in amounts, and against such losses and risks, as are reasonably believed by ECI to be adequate for the business engaged in by ECI and the Material ECI Subsidiaries and are in material conformity with the requirements of all leases or other agreements to which ECI or any Material ECI Subsidiary is a party. Except as set forth in Schedule 5.12.1 hereto, neither ECI nor any Material ECI Subsidiary has any knowledge of any facts or of any event, or the bringing of any claim or making of any accusation, which reasonably might (i) form the basis for any claim against ECI or any Material ECI Subsidiary which is not fully covered by the insurance policies referred to in Schedule 5.12.1 (excluding reasonable deductibles) or not provided for in the ECI Financial Statements, and which may exceed individually or in the aggregate U.S. $1,500,000 in liability, or (ii) increase the insurance premiums paid by ECI or any Material ECI Subsidiary or the deductive amounts in such policies, or affect the availability of the insurance coverage listed in Schedule 5.12.1 on substantially the same terms as now in effect. Neither ECI nor any Material ECI Subsidiary thereof is in default with respect to any provision contained in any such policy and neither ECI nor any Material ECI Subsidiary has failed to give any notice or present any claim under any such policy in due and timely fashion. There are no outstanding unpaid claims under any such policy. Neither ECI nor any Material ECI Subsidiary has received notice of cancellation, non-renewal or substantial modification of any such policy. Schedule 5.12.2 hereto includes a letter from the insurance advisor of ECI to the effect that ECI and the Material ECI Subsidiaries are covered by insurance policies which cover adequately all the risks related to the business and liability of ECI and the Material ECI Subsidiaries.

         5.13 Litigation. Except as set forth in Schedule 5.13 hereto, there are no actions, suits, proceedings or investigations, pending before any court or governmental agency or before any arbitrator of any kind, or any order, injunction or decree outstanding or an application therefor, or, to the knowledge of ECI or any Material ECI Subsidiary, threatened, against ECI or any Material ECI Subsidiary or against or relating to their property, assets or business.

         5.14 Agreements and Obligations. Except as listed on Schedule 5.14 hereto (collectively the "ECI Listed Agreements"), neither ECI nor any Material ECI Subsidiary is a party to, or bound by, any contract, lease, agreement, plan, policy, indenture, license, understanding or arrangement, of any kind whatsoever, whether written or oral, express or implied, (i) which provides for aggregate payments to or by ECI and/or any Material ECI Subsidiary (which, in the case of sales of products by ECI or a Material ECI Subsidiary, shall be interpreted only as including unpaid debts or open commitments) in an amount equal to or greater than U.S.$ 8,000,000, or which is otherwise material to ECI and the ECI subsidiaries taken as a whole; (ii) containing covenants limiting the freedom of ECI or any Material ECI Subsidiary to compete in any line of business with any person or in any area or territory; (iii) which has required in 1998 or is expected to require during 1999 the payment by ECI or any Material ECI Subsidiary of royalties in excess of U.S. $1,500,000 per annum; (iv) containing any obligation or liability of any kind to holders of its securities as such (including, but not limited to, any obligation to register any of ECI's securities under any securities regulatory law of the State of Israel, the United States or any state of the United States); (v) relating to employment or management, including any agreements with respect to indemnification of officers, directors or other key-employees of ECI or any Material ECI Subsidiary or consulting agreements requiring annual payments in excess of U.S. $1,250,000 (the ECI Listed Agreements required to be listed by this clause (v) shall be listed in a Side Letter re ECI Listed Agreements which is provided by ECI to TTL contemporaneously with the execution hereof, is initialed by all parties hereto and is deemed for all purposes as if it were attached to this Agreement as part of Schedule 5.14); (vi) relating to the acquisition or sale (or the option therefor) by ECI or any Material ECI Subsidiary of any operating business or division since January 1, 1995; or (vii) relating to voting agreement or shareholders' agreement, with respect to any Material ECI Subsidiary or ECI. Except as set forth in Schedule 5.14 hereto under the heading "Transfer Sensitive Agreement", neither ECI nor any Material ECI Subsidiary is a party to, or bound by, any contract, lease, agreement, plan, policy, indenture, license, understanding or arrangement, of any kind whatsoever, whether written or oral, express or implied, which requires the consent of any party thereto to the consummation of the transactions contemplated hereby, does not permit such transactions, or the terms and conditions of which may be changed as a result of the transactions contemplated hereby. A true and correct copy of each written ECI Listed Agreement or an accurate summary of any other ECI Listed Agreement was made available to TTL.

         Except as set forth in Schedule 5.14 hereto, ECI and all Material ECI Subsidiaries have, in all material respects, performed all obligations required to be performed by any of them to date under all the ECI Listed Agreements, and are not in default in any material respect under any such agreements, which would permit the other party to terminate or would give rise to a claim for damages by the other party, and ECI does not know of any default or alleged default in any material respect thereunder by any other party, or of any event which, with the giving of notice or the passage of time, would become such a default. Except as set forth in
Schedule 5.14, each ECI Listed Agreement is valid and in full force and effect in accordance with its formal terms or amendment thereof, and, to the best knowledge of ECI, after due inquiry, none is subject to rescission or reformation and there are no circumstances or writings extrinsic to any such agreement which would materially modify its terms or create an encumbrance thereon.

         5.15 Permits. ECI and the Material ECI Subsidiaries have all permits, licenses, orders, approvals, franchises and the rights and privileges necessary in order for them to carry on their business as presently conducted, except such permits, licenses, orders, approvals, franchises, and other rights and privileges the failure of which to obtain would not have a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole. Except as set forth in Schedule 5.15, each such permit, license, order and approval is in full force and effect, and no proceeding is pending, or to the knowledge of ECI, threatened, to revoke or materially modify it, and all such permits, licenses, orders and approvals will remain in full force and effect immediately following the consummation of the Merger.

         5.16 No Breach. The Merger and the other transactions contemplated by this Agreement will not give rise to a right to terminate or result in a breach of the terms or conditions of or constitute a default under or violate the Memorandum of Association or Articles of Association (or similar instrument) of ECI or any Material ECI Subsidiary, or any agreement or other document or undertaking to which ECI or any Material ECI Subsidiary is a party or by which any of them is bound, except as set forth in Schedule 5.16 and for violations or breaches which would not, in the aggregate, have a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole, or materially adversely affect the ability of ECI to consummate the transactions contemplated hereby.

         5.17 Authority for Agreement. (a) All corporate and other proceedings required to be taken by or on behalf of ECI, subject to shareholder approvals and receipt of the Final Court Order, to authorize ECI to enter into and carry out this Agreement and the Merger, have been duly and properly taken. This Agreement has been duly executed and delivered by ECI and, subject to such shareholder approval and receipt of the Final Court Order, is valid and binding upon ECI and enforceable in accordance with its terms.

         (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any governmental entity (including, without limitation, regulatory authority or agency of Israel, federal, state or local of the United States, or any other applicable jurisdiction) is required to be obtained, made or given by ECI or any Material ECI Subsidiary in connection with the execution and delivery of this Agreement or the consummation by it of the Merger or the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act, if any, (ii) filing of the Final Court Order with the Registrar of Companies in Israel, (iii) declaration of effectiveness by the SEC of the F-4 Registration Statement, (iv) approval of the Israel Investment Center as set forth in Section 9.17 hereto; (v) approval of the OCS as set forth in Section 9.17 hereto, (vi) approval of the Comptroller, (vii) filings with the German and Polish antitrust authorities; (viii) receipt of the Tax Ruling and an approval with respect to the assumption of the Options from the Israel Tax Authority; (ix) filing of an additional listing application with NASDAQ covering the ECI Shares to be issued in the Merger; and (x) filing of an application to the ISA with respect to the issuance of options to purchase ECI shares in lieu of the Options.

         5.18 Interests in Assets. Except as set forth in the ECI 1997 20-F and on Schedule 5.18, to the knowledge of ECI, no officer, director or shareholder holding more than 5% of the share capital of ECI or any Material ECI Subsidiary, or any member of their immediate families, directly or indirectly owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the business of ECI or any Material ECI Subsidiary, or the use of which is necessary for such business as now conducted.

         5.19 Brokers. Except as set forth in Schedule 5.19 hereto, neither ECI nor any of its officers or directors has engaged, consented to, or authorized any broker, investment banker or third party to act on its or his behalf, directly or indirectly, as a broker, investment banker or finder in connection with the transactions contemplated by this Agreement. ECI has provided to TTL copies of all commitments, agreements or other documentation in respect of the foregoing.

         5.20 Year 2000. Schedule 5.20 hereto accurately states the tasks to be undertaken by ECI and/or the Material ECI Subsidiaries to fully comply with any Year 2000 Problem that they may have and the time table related thereto, to the extent such time table is set forth in Schedule 5.20.

         5.21 SEC Filings; Public Disclosure. ECI has made all filings required under the Exchange Act to be filed with the SEC since January 1, 1995. The ECI 1997 20-F and ECI's annual report on Form 20-F for its fiscal year ended December 31, 1996, and other statements and reports filed under the Exchange Act, if any, since January 1, 1996, as filed with the SEC (the "ECI SEC Reports") (all of which were heretofore made available or delivered to TTL), complied when filed in all material respects with applicable SEC requirements, and no such statement or report contained an untrue statement of a material fact or omitted to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.22 Proxy Statement Disclosures. No information supplied or to be supplied by ECI to TTL for inclusion or incorporation by reference in the F-4 Registration Statement (as hereinafter defined) and the Proxy Statement/Prospectus will, in the case of the Proxy Statement/Prospectus, at the time of mailing of the Proxy Statement/Prospectus and at the respective times of the shareholders meetings of ECI and TTL to be held in accordance with Section 7.1, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the F-4 Registration Statement, at the time the F-4 Registration Statement is filed with the SEC and at the time it becomes effective under the Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by ECI with respect to information supplied by TTL or Tadiran for inclusion therein.

         5.23 Environmental Matters. ECI and each Material ECI Subsidiary are in substantial compliance with all applicable environmental regulations and standards relating to the conduct of the business of ECI and the Material ECI Subsidiaries and there exists no toxic waste or other environmental hazard that has not previously been publicly disclosed by ECI or otherwise disclosed in writing to TTL which would have a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole.

         5.24 Labor Matters. (a) Neither ECI nor any Material ECI Subsidiary thereof is a party to any collective labor agreement, or has any other agreement or arrangement with any trade union or other body representing any of its employees, in each such case, other than agreements or arrangements applicable pursuant to execution orders (zavei harhava), and neither ECI nor any Material ECI Subsidiary has recognized or received a demand for recognition from any collective bargaining representative with respect to any of its or their employees.

         (b) Other than as set forth in Schedule 5.24(b), there is no outstanding claim or complaint (including without limitation, any claim resulting from a bonus arrangement), other than claims and complaints demanding solely pecuniary damages in an aggregate amount for this Section 5.24(b) equal to, or greater than, U.S. $3,000,000, against ECI or any Material ECI Subsidiary by any person who is now or has been an officer or employee of such corporation. Without limiting the generality of the above, there are no unfair labor practice claims or charges pending, or to the knowledge of ECI, threatened against ECI or any Material ECI Subsidiary. With respect to the employees of each of ECI and the Material ECI Subsidiaries, individually and in the aggregate, no event has occurred and, to the best knowledge of ECI, there exists no condition or set of circumstances, in connection with which ECI or any Material ECI Subsidiary could be subject to any liability that is reasonably likely to have a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole.

                  (c) Each of ECI and the Material ECI Subsidiaries has materially complied with all applicable provisions, whether contractual, customary or otherwise legally required, relating to employees, and their terms and conditions of employment including, without limitation, with respect to wages and hours. Neither ECI nor any Material ECI Subsidiary is engaged in any unfair labor practice, except for any noncompliance or practice that would not have a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of ECI, any labor strike or stoppage threatened or contemplated) against or affecting ECI or any Material ECI Subsidiary, and there have been no disputes between ECI or any Material ECI Subsidiary and any number or category of employees and there are no present circumstances which are reasonably likely to give rise to any such dispute.

                  (d) The severance pay due to the employees of ECI and the Material ECI Subsidiaries is fully funded or provided for in accordance with generally accepted accounting principles in the United States and Israel, consistently applied, all liabilities of ECI and each of the Material ECI Subsidiaries in connection with their respective employees (excluding illness pay) were adequately accrued in the ECI Interim Financial Statements (in accordance with said principles) and ECI is not aware of any circumstance whereby any employee might demand (whether legally entitled to or not) any claim for compensation on termination of employment beyond the statutory severance pay to which such employee is entitled.

                  (e) All amounts which ECI and any of the Material ECI Subsidiaries are legally or contractually required to deduct from their employees' salaries and/or transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise have been duly paid into the appropriate fund or funds, and neither ECI nor any of the Material ECI Subsidiaries has any outstanding obligation to make any such transfer or provision.

                  (f)      ECI is aware of the Amending Collective Agreement.

         5.25 Opinion of Financial Advisor. ECI has received the opinion of Salomon Smith Barney, Inc. (the "ECI Financial Advisor") to the effect that, as of the date hereof, the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of ECI, a written copy of which opinion will be delivered by the ECI Financial Advisor on or shortly before the date on which the definitive proxy materials for the Proxy Statement/Prospectus are filed with the SEC.

         5.26 Compliance with Laws; No Illegal or Improper Transactions.
(a) Neither ECI nor any Material ECI Subsidiary is in violation of or has any liability, whether accrued, absolute, contingent or otherwise, under any Israeli or foreign law, ordinance or regulation or any order, judgment, injunction, decree, award or other requirement of any court, arbitrator or governmental or regulatory body, including without limitation laws relating to the testing and sale of products, labor and employment practices, environment, health and safety, zoning, or otherwise relating to its property, assets or business, except for violations of or liabilities under any of the foregoing which would not, individually or in the aggregate, have a Material Adverse Effect on ECI and the ECI subsidiaries taken as a whole. Since January 1, 1995 neither ECI nor any Material ECI Subsidiary has received notice of, or has there been any citation, fine or penalty imposed against ECI or any Material ECI Subsidiary for, any such violation or alleged violation other than as set forth in Schedule 5.26.

         (b) To ECI's knowledge, there is no basis for any material liability, accrued or contingent, with respect to the manufacture, sale or use of any of ECI's or any of the Material ECI Subsidiaries' current or former products which is not fully covered under valid insurance policies. In respect of such products, neither ECI or any Material ECI Subsidiary has received any notices of or any claims, or threats thereof, relating to personal injury, including without limitation, from employees of ECI or any of the Material ECI Subsidiaries. There are no industry related health claims or problems, and to the knowledge of ECI, threats or notices of such claims or problems, of employees of ECI or any Material ECI Subsidiary, and there is no basis for any such industry related health claims or problems.

         (c) Neither ECI nor any of its officers, directors, employees, or subsidiaries, or to ECI's knowledge, any agent thereof, has offered, paid or agreed to pay to any public official or entity, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable ordinance, regulation or law; and there have been no false or fictitious entries made in the books or records of ECI or any of the Material ECI Subsidiaries.

         5.27 Holding of TTL Shares. ECI does not beneficially own any TTL
Shares.

         5.28 Board Recommendation. The Audit Committee and Board of Directors of ECI have duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the Merger is fair to the shareholders of ECI, in each such case, subject to the approval of the shareholders of ECI, and recommended that the shareholders of ECI approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

         5.29 Disclosure. The representations, warranties and statements made by ECI in this Agreement and in the documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading. To the best knowledge of ECI, after due inquiry, there is no material fact or information relating to the condition (financial or otherwise), affairs, operations, business or assets of ECI and the ECI subsidiaries taken as a whole, which may have affected TTL's decision to enter into the transactions contemplated hereby, that has not been fully and accurately disclosed to TTL in writing by ECI.

         5.30 No Awareness of False Representation. ECI acknowledges that none of its President and Chief Executive Officer, any Vice President or any person reporting directly to any of them (without personal liability) actually knows of any false or inaccurate representation and warranty of TTL or Tadiran in this Agreement.


6.       CERTAIN TRANSACTIONS

         6.1      TTL Convertible Debenture.

         On December 31, 1998, on the basis of the representations and warranties contained in this Agreement and subject to the terms and conditions set forth in this Agreement, TTL shall issue and deliver to ECI a convertible debenture, substantially in the form of Exhibit 6.1 hereto (the "TTL Convertible Debenture"), in consideration of the payment by ECI to TTL of an amount of U.S. $177,000,000 (One Hundred Seventy Seven Million United States Dollars) (the "Debenture Amount"). Simultaneously therewith, TTL shall deposit the Debenture Amount in U.S. Dollars in a segregated bank account in a bank to be agreed upon by TTL and ECI. On December 30, 1998, TTL shall provide ECI with a bank guarantee, in form and substance acceptable to ECI, securing the due repayment to ECI of the Debenture Amount and all interest thereon (the "Bank Guarantee"), all as more fully set in the TTL Convertible Debenture. The Bank Guarantee shall be conditioned on, and shall become effective upon, the payment of the Debenture Amount by ECI to TTL no later than December 31, 1998. TTL shall repay the Debenture Amount in U.S. Dollars, together with interest thereon, to ECI on December 31, 1999 (the "Maturity Date"), unless converted earlier into TTL Shares; provided, that ECI may demand the repayment of the TTL Convertible Debenture by written notice (the "Demand Notice"), at any time after the earlier of (i) April 1, 1999; and (ii) the date that ECI, TTL or Tadiran sends the other(s) a written notice that it wishes to terminate this Agreement (whether or not such termination notice complies with the requirements of Section 13.2 hereof), and in such case the Debenture Amount and any interest thereon shall be repaid by TTL to ECI within two business days from receipt of the Demand Notice, as more fully set forth in the TTL Convertible Debenture. It is agreed however, that if a court of competent jurisdiction will determine, in a binding order, that ECI has breached the provisions of Section 13.2 of this Agreement by sending said termination notice, ECI shall be required to pay to TTL the Debenture Amount within a week from such court order (pursuant to the procedure and under the conditions set forth in this Section 6.1); provided, that such payment to TTL is required for the consummation of the Merger on an Israeli tax free basis, as contemplated by this Agreement. In the event that the Demand Notice is presented to the bank issuing the Bank Guarantee, such bank shall transfer the Debenture Amount and any interest thereon to a bank account designated by ECI in writing, within two (2) business days from the presentation of the Demand Notice to such bank. The Debenture Amount shall bear interest from the date of issuance of the TTL Convertible Debenture until repayment or conversion thereof, at an annual interest rate (calculated on the basis of a 360-day year) of three months LIBOR (as published by the British Bankers Association on screen FRBD at Reuters two
(2) business days (in which banks are generally opened for business in New
York) prior to the issuance of the TTL Convertible Debenture. The TTL Convertible Debenture shall be secured by a pledge in the amount of 1 NIS, as more fully set forth in the TTL Convertible Debenture. Receipt of the Bank Guarantee and receipt of the consents under all negative pledges applicable to TTL constitute conditions precedent to the transfer of the Debenture Amount by ECI.

         The TTL Convertible Debenture shall be convertible in whole or in part at the option of ECI at any time within the period commencing on the Closing Date and ending on the Maturity Date, and unless so converted at ECI's option, it shall be automatically converted as a preliminary stage of the Closing, in each such case, as of December 31, 1998, into the number of fully paid and non-assessable newly issued TTL Shares (the "Converted TTL Shares") resulting from the division of (i) the Debenture Amount, by (ii) the Deemed TTL Share Price (where the "Deemed TTL Share Price" is the (x) last reported sale price per ECI Share quoted on NASDAQ (as reported by NASDAQ) on December 30, 1998, divided by (y) 1.79 (one point seventy nine)). Upon conversion of the TTL Convertible Debenture, in whole or in part, TTL shall pay ECI the accrued interest on the converted portion of the Debenture Amount until the date of actual conversion. In the case of a partial exercise of the TTL Convertible Debenture, the amount of the Bank Guarantee shall be proportionally reduced.

         On the Maturity Date or upon ECI's demand as set forth in this
Section 6.1, TTL shall repay to ECI the unconverted portion (if any) of the Debenture Amount and the interest thereon, all as more fully set forth in the TTL Convertible Debenture.

         6.2      Sale of Public Switching

         Tadiran grants hereby to TTL an irrevocable and unconditional option (the "Switching Business Option") to sell to Tadiran the public switching business, assets and liabilities, as described in Schedule 6.2 hereto, including the assets and liabilities reflected in the financial statements of the Switching Business division for September 30, 1998 also included in Schedule 6.2 and all changes therein since September 30, 1998 to the date the Switching Business Option is exercised (collectively, the "Switching Business"). Notwithstanding the above, it is agreed that the SDH equipment of the "Even Zur" project shall be separated from such project and shall be supplied directly by ECI to the Ministry of Defense, as further detailed (including, with respect to time schedule) in Schedule
6.2. Tadiran and TTL undertake hereby to obtain the approval of the Ministry of Defense to such direct supply of SDH equipment by ECI. The Switching Business Option shall be exercisable at any time until the earlier of the Closing Date and termination of this Agreement, and shall be exercisable by TTL only with ECI's consent. ECI shall be entitled to cause TTL to exercise the Switching Business Option. In consideration for the Switching Business, Tadiran shall pay to TTL a cash amount reflecting the current fair market value (the "Fair Market Value") of the Switching Business, which will be set within three weeks from the execution of this Agreement by an investment bank to be agreed upon between ECI, TTL and Tadiran.

         It is expressly clarified that TTL shall be entitled to exercise the Switching Business Option (with ECI's consent or at ECI's instruction), transfer the Switching Business to Tadiran, and receive the full Fair Market Value from Tadiran, even if the approval or consent which may be required from Alcatel Bell N.V. or any successor thereof in connection with the transfer of the Switching Business is not received. In the event that any other third-party approval or consent which may be required in connection with the transfer of the Switching Business is not received, the receipt of such approval or consent shall constitute a condition precedent to the consummation of this Agreement under Section 9.17(ix) and Section 10.12(viii).

         ECI, TTL and Tadiran shall negotiate in good faith, and enter into, an agreement incorporating the terms of this Section 6.2 and other customary provisions related thereto, by January 15, 1999.

         Without derogating from any other provision of this Agreement, each of Tadiran, TTL and ECI undertakes to use its best efforts to receive all necessary approvals for the Switching Business Option and the definitive agreement to be entered into pursuant to this Section 6.2 in connection with the transfer of the Switching Business, which approvals shall be received together with or no later than the respective approvals of the Merger.

7.       REQUIRED APPROVALS AND CLOSING

         7.1 Shareholders and Court Approvals. TTL undertakes to take appropriate action to file, as soon as practicable after execution of this Agreement, but in any case, no later than the earlier of (i) within one week following the execution of this Agreement and (ii) December 30, 1998, a motion (the "First Motion") with the Tel Aviv-Jaffa District Court or any other competent court in Israel (the "Court") in accordance with Section 233 to order that special meetings (collectively, the "TTL General Meeting") of TTL's shareholders and creditors (and, if required, other forums within TTL) shall be convened at the earliest practicable date for the purpose of considering and approving the Merger, including the Exchange and the other transactions contemplated by this Agreement, which shall have been recommended for approval by TTL's Special Committee and Board of Directors.

         Subsequent to approval of the First Motion by the Court, TTL shall take appropriate action to convene the TTL General Meeting, in accordance with the Court's instructions.

         ECI undertakes to take appropriate action to convene a special meeting of its shareholders, for the purpose of considering and approving the Merger and the issuance of ECI Shares in the Exchange, which will be held, to the extent possible, on the same day and at the same time as the TTL General Meeting (the "ECI Shareholders Meeting"), which shall have been recommended for approval by ECI's Audit Committee and Board of Directors.

         Tadiran undertakes to take appropriate action to convene a special meeting of its shareholders, for the purpose of considering and approving the Merger and the other transactions contemplated by this Agreement; to be held prior to the TTL General Meeting (the "Tadiran Shareholders Meeting").

         Subsequent to (i) approval of the Merger and the other transactions contemplated by this Agreement at the TTL General Meeting by the requisite vote required under Section 233, (ii) approval of the Merger at the ECI Shareholders Meeting by the requisite vote required under the laws of the State of Israel, and (iii) approval of the Merger and the other transactions contemplated by this Agreement at the Tadiran Shareholders Meeting by the requisite vote required under the laws of the State of Israel, TTL shall immediately file with the Court a motion (the "Second Motion") requesting that the Court issue a final order approving the Merger pursuant to Section 234 (the "Final Court Order"). The Second Motion shall include, inter alia, a request that the Merger shall have the consequences set forth in Section 1 hereof.

         As soon as possible subsequent to the issuance of the Final Court Order and the satisfaction of all Closing conditions, ECI and Tadiran shall file the Final Court Order with the Registrar of Companies in Israel.

         The First Motion, the Second Motion and any related motions and the description of the Merger to the Israeli court shall be reviewed and approved by ECI prior to the filing thereof by TTL.

         In connection with the TTL General Meeting, the Tadiran Shareholders Meeting and the ECI Shareholders Meeting, TTL, Tadiran and ECI will duly solicit the vote of the shareholders and creditors of TTL (and, if required, other forums within TTL), and of the shareholders of Tadiran and ECI, respectively, for their respective approval, as set forth above in this Section 7.1, by mailing or delivering to each shareholder of TTL and ECI the Proxy Statements/Prospectus in the form included in the F-4 Registration Statement, as soon as practicable after the date said Registration Statement is declared effective by the SEC and for TTL shareholders, after Court approval of the First Motion, and in the case of Tadiran, by mailing or delivering to each shareholder a Proxy Statement, as soon as practicable after the date the F-4 Registration Statement is declared effective by the SEC and, if required by law, by publishing the Immediate Report as soon as practicable after approval thereof by the ISA.

         The original Final Court Order shall be held in escrow (the "Escrow") by HFN Trust Company Ltd. (the "Escrow Agent"), and shall be filed with the Israel Registrar of Companies following its release from Escrow in accordance with Section 7.2. No party to this Agreement or an agent thereof shall request or receive a "conformed copy" of the original Final Court Order. Unless and until duly released from the Escrow in accordance with this Agreement, no party shall file the original Final Court Order or any copy thereof with the Israel Registrar of Companies. Each party to this Agreement acknowledges that a breach of the provisions of this paragraph of Section 7.1 will cause irreparable damages to the other parties hereto.

         7.2 Closing. The Closing of this Agreement shall take place upon completion of the conditions to Closing set forth in Section 9 and Section 10 hereto, and shall be effective as of the Effective Date. At the Closing, ECI, TTL and Tadiran shall instruct the Escrow Agent to release the Final Court Order from Escrow for filing with the Israel Registrar of Companies.

8.       COVENANTS

         8.1 Access. Provided this Agreement has not been terminated in accordance with Section 13.2 below, during the period from the date hereof until the Closing Date (the "Executory Period"), upon reasonable notice, TTL and ECI shall each afford to the officers, attorneys, accountants and other authorized representatives of the other, reasonable access, during regular business hours, to their books, records, personnel and properties (including, without limiting the generality of the foregoing, the work papers of their respective auditors with respect to the audits performed for the three fiscal years ended December 31, 1997 and the review of the nine-month period ended on September 30, 1998, and including files on each material claim or suit brought or asserted against it during the past three years). In order that each of ECI and TTL may have full opportunity to make such review, examination or investigation as it may desire of the business and affairs of ECI and TTL, they will each cause their employees, accountants and attorneys to cooperate fully with said review and examination and make full disclosure to each other of all reasonably available information affecting the financial condition and business operations of the other, and each party (including Tadiran) will promptly notify the other(s) in writing of any event which results, or with the passage of time is reasonably likely to result, in any representation or warranty of such party contained in Section 4, Section 4A or Section 5 hereof being or becoming false, incorrect or misleading. The access afforded pursuant to this Section 8.1 shall be conducted in such a manner as to (i) avoid any undue disruption of normal business operations and (ii) maintain the confidentiality of any information acquired as a result of such access in accordance with Section 3(b) and confidentiality agreements between parties hereto. From the date hereof until the Closing, with reasonable promptness following the end of each month, TTL will deliver to ECI a copy of the management reporting package prepared by TTL for such month in the ordinary course of its business for internal distribution.

         Without derogating from the prior paragraph, each of ECI and TTL shall complete its legal due diligence review of the other within thirty
(30) days following the execution of this Agreement, and each will provide the other with any required document and information and will otherwise cooperate with the other.

         No investigation made pursuant to this Agreement or in connection therewith shall affect any representation or warranty given under this Agreement.

         8.2 Conduct of Business. (a) Other than as mutually agreed in writing by the parties hereto, during the Executory Period, none of TTL or any Material TTL Subsidiary, or ECI or any Material ECI Subsidiary, shall conduct its business other than in the ordinary course, or change in any material respect any of its business policies, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns or budget policies; provided, that, subject to Section 14(a) hereto, ECI shall not be restricted from acquiring any company or other business.

         Without limiting the generality of the foregoing, during the Executory Period, except as contemplated hereby, without the written consent of the other (i) neither TTL nor ECI will, or will permit any Material TTL Subsidiary or any Material ECI Subsidiary, as the case may be, to, adopt or propose any change in its Memorandum of Association or Articles of Association or other organizational documents; provided, that ECI may amend its Memorandum of Association and/or Articles of Association to facilitate the transactions contemplated by this Agreement and to clarify the provisions relating to the conduct of its Board meetings, (ii) neither TTL nor ECI will, or will permit any Material TTL Subsidiary or any Material ECI Subsidiary, as the case may be, to, enter into any transaction that would require the Proxy Statement/Prospectus to be delayed or recirculated under circumstances which could reasonably be expected to delay the occurrence of the Closing Date beyond March 31, 1999, and (iii) neither TTL nor ECI shall make any change in the accounting methods or accounting practices followed by it, except as required by generally accepted accounting principles or applicable law.

                  (b) From January 1, 1999 and until the Closing Date, TTL shall, and Tadiran shall cause TTL to, enable ECI to participate in the active management of TTL and its subsidiaries, pursuant to Schedule 8.2 attached hereto.

         8.3 Insurance. During the Executory Period, TTL shall, and shall cause the Material TTL Subsidiaries to, maintain in force the insurance policies listed in Schedule 4.13.1 hereto, except to the extent that they may be replaced with equivalent policies appropriate to insure adequately the business and properties of TTL and the Material TTL Subsidiaries at the same rates or at rates approved by ECI. If, in ECI's reasonable opinion additional coverage is necessary to keep adequately insured the business or properties of TTL and the Material TTL Subsidiaries, or their liability insurance TTL shall, at ECI's request, obtain, or cause to be obtained, such additional insurance from financially sound and reputable insurers for a period ending no sooner than the Closing Date. Subject to Closing, ECI shall assume the liability for any premiums for such additional insurance as of the Effective Date, and in the event of the failure of the Closing to occur, TTL may cancel such policies for additional insurance. In the event of a failure of the Closing to occur other than as a result of a breach of this Agreement by TTL or Tadiran, ECI shall assume the liability for any premiums for such additional insurance, for the period until such failure of the Closing to occur.

         8.4 Share Capital; Dividends. (a) During the Executory Period, no change shall be made in TTL's registered (authorized), issued and outstanding share capital or that of any of the Material TTL Subsidiaries, (other than (i) upon exercise of share options for the TTL Shares granted prior to September 30, 1998 or (ii) pursuant to the TTL Convertible Debenture; no securities convertible or exchangeable into such share capital shall be issued; no options, warrants, rights or calls to purchase such share capital shall be granted with respect to any such share capital or any other corporate securities; and no change shall be made (other than as expressly agreed to herein) in the period of exercisability or acceleration of the exercisability of any Option or any other security of TTL. During the Executory Period, neither TTL nor any of the Material TTL Subsidiaries shall repurchase, redeem or otherwise acquire any TTL Shares.

                  (b) During the Executory Period, neither TTL nor ECI shall declare or pay, or commit to declare or pay, any cash or share dividend or other distribution with respect to the TTL Shares or the ECI Shares; provided, that each of ECI and TTL may declare and pay dividends consistent with past practice.

                  (c) During the Executory Period, neither ECI nor any Material ECI Subsidiary will issue any ECI Shares, or securities convertible or exchangeable into such ECI Shares, except (i) for issuance of, or upon exercise of, options to acquire ECI Shares issued under its existing share option plans or upon conversion of its existing Convertible Notes, or (ii) in amounts that would not require the preparation and filing by ECI of financial statements of an acquired "business" pursuant to
3.05 of SEC Regulation S-X or SEC Form 8-K, if such Form were applicable to ECI, in each case only to the extent that such issuance would not require an amendment to the Proxy Statement/Prospectus which would materially delay the mailing of such Proxy Statement/Prospectus to the shareholders of TTL and ECI or otherwise materially delay the consummation of the transactions contemplated by this Agreement.

         8.5 Contracts, Commitments and Liabilities. (a) During the Executory Period, except as is expressly detailed in any Schedule or Exhibit hereto or as shall be approved by ECI in writing (such approval not to be unreasonably withheld), subject to the provisions of Section 8.5(b), neither TTL nor any Material TTL Subsidiary will, except (x) in the ordinary course of their business consistent with past practice in contracts, transactions or commitments which do not in the aggregate exceed an amount equal to U.S. $10,000,000 with any one person or entity or affiliated persons and/or entities, or (y) otherwise in contracts, transactions or commitments which do not in the aggregate exceed an amount equal to U.S. $3,000,000, (i) incur any indebtedness for borrowed money or assume any obligation or liability, absolute or contingent; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than fully-owned subsidiaries of TTL); or (iii) enter into, amend or terminate any contract, transaction or commitment including, without limitation, for the sale of assets or rights, of TTL or any Material TTL Subsidiary; provided, that notwithstanding the above, TTL shall be entitled to sell or otherwise dispose of (A) the non-core divisions and businesses set forth in Schedule 8.5 on the terms set forth in such Schedule; and (B) other assets having a fair market value of no more than U.S. $1,000,000 in the aggregate.

                  (b) During the Executory Period, except (i) for the issuance of the TTL Convertible Debenture, (ii) as shall be approved by ECI in writing, (iii) an increase in the level of the Directors and Officers insurance coverage to an amount not in excess of U.S. $150,000,000 (One Hundred and Fifty Million United States Dollars) and an agreement to indemnify Directors and Officers of TTL as approved by TTL's Board of Directors Resolution on November 18, 1998, or (iv) as set forth in this Agreement, TTL shall not and shall not permit any Material TTL Subsidiary to: (A) enter into any contract or commitment with any director, officer or 5% shareholder; (B) knowingly enter into any commitment with any affiliate of any director, officer or 5% shareholder, (C) enter into any contract, agreement, plan or arrangement covering any director, officer or employee of TTL or any Material TTL Subsidiary that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon the Merger or the termination of employment after the Merger; or (D) enter into or amend any employment agreements (oral or written) to increase the compensation payable or to become payable by it to any of its employees over the amount payable as of the date hereof or otherwise alter its employment relationship with, any of its officers, directors, or consultants (in each case other than increases in the ordinary course of business which are not in the aggregate material to TTL and the Material TTL Subsidiaries taken as a whole, or pursuant to existing plans disclosed to ECI), or adopt or amend any employee benefit plan or arrangement (oral or written).

         8.6 Other Actions. TTL, Tadiran and ECI shall each file with any governmental authority all applications required in connection with the transactions contemplated by this Agreement and will use their respective best commercial efforts to comply with all requirements of any such authority.

         8.7 Preservation of Business. During the Executory Period, each of TTL and ECI will use its best commercial efforts to preserve and retain its business and the business of the Material TTL Subsidiaries or the Material ECI Subsidiaries, as the case may be, intact, to keep available the services of its and their present officers, employees and consultants, to maintain its and their present customers and suppliers, and to preserve its and their properties and good will; provided, however, that during the Executory Period no action taken or not taken by TTL, in each case at the express written direction of ECI, shall constitute a failure by TTL to have so used its best commercial efforts. If TTL or Tadiran becomes aware of facts or circumstances which are likely to result in a material deterioration in the relationship of TTL or any Material TTL Subsidiary with any material customer, supplier, licensor, licensee or others having business relationships with TTL or any Material TTL Subsidiary, it will promptly bring such information to the attention of ECI in writing.

         During the Executory Period, TTL and the Material TTL Subsidiaries and ECI and the Material ECI Subsidiaries shall comply with (i) all applicable Israeli and foreign laws, rules and regulations, (ii) all agreements and obligations, including their respective Memoranda of Association and Articles of Association or other organizational documents, by which each of them, their properties or their assets may be bound, and
(iii) all decrees, orders, writs, injunctions, judgments, statutes, rules and regulations applicable to any of them, their properties or their assets; except where non-compliance does not and is not reasonably expected to have individually or in the aggregate a Material Adverse Effect on either TTL and the TTL subsidiaries taken as a whole or ECI and the ECI subsidiaries taken as a whole, as the case may be.

         8.8 Litigation. (a) During the Executory Period, (i) TTL and Tadiran will promptly notify ECI in writing of any lawsuits, claims, proceedings or investigations which are commenced against or, to the knowledge of either TTL or Tadiran, threatened against (A) TTL or any Material TTL Subsidiary, or any employee, officer, director, consultant or other agent of TTL or any Material TTL Subsidiary in their capacity as such, or (B) Tadiran, any of its subsidiaries or any employee, officer or director of Tadiran or any of its subsidiaries, in their capacity as such, which may affect the Merger or the other transactions contemplated by this Agreement; and (ii) TTL will not settle or compromise, or agree to settle or compromise, any suit, investigation or other litigation matter or matter in an arbitration or administrative proceeding without the prior written consent of ECI.

                  (b) During the Executory Period, ECI will promptly notify TTL and Tadiran in writing of any lawsuits, claims, proceedings or investigations which are commenced against, or to the knowledge of ECI threatened against ECI or any Material ECI Subsidiary, or any employee, officer, director, consultant or other agent of ECI or any Material ECI Subsidiary in their capacity as such.

         8.9 Quarterly Statements. TTL and ECI will promptly provide each other with unaudited consolidated quarterly financial statements prepared in a manner consistent with past practice for each fiscal quarter ending during the Executory Period and TTL will provide ECI with monthly management reports contemporaneously with the provision thereof to the management of TTL.

         8.10 Proxy Statements. (a) TTL and ECI will, as promptly as practicable, jointly prepare and file with the SEC a joint proxy statement/prospectus and forms of proxy, in connection with the vote of TTL's shareholders with respect to the Merger, and in connection with the vote of ECI's shareholders with respect to the Merger, and the issuance of ECI Shares pursuant to this Agreement (such joint proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to TTL's and ECI's shareholders, is herein called the "Proxy Statement/Prospectus"). TTL and ECI will, as promptly as practicable, jointly prepare and ECI will file with the SEC a registration statement on Form F-4 (the "F-4 Registration Statement"), containing the Proxy Statement/Prospectus, in connection with the registration under the Act of the ECI Shares issuable in connection with the Merger. TTL, Tadiran and ECI will, and will cause their accountants and legal counsel to, use their best commercial efforts to have or cause the F-4 Registration Statement to be declared effective as promptly as practicable, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under United States federal or state securities laws or otherwise in connection with the registration process. TTL and ECI will use their respective best commercial efforts to cause the Proxy Statement/Prospectus to be mailed to shareholders of TTL and ECI at the earliest practicable date after the F-4 Registration Statement is declared effective and approval is obtained from the Court of the First Motion, will coordinate and cooperate with respect to the timing of the ECI Shareholders Meeting and the TTL General Meeting, and shall use their best commercial efforts to hold such meetings on the same day and as soon as practicable after the aforesaid declaration and approval. Each of TTL, Tadiran and ECI will use all reasonable efforts to obtain the necessary approvals by their shareholders (in the case of TTL, also its creditors and if required, other forums within TTL and, in the case of ECI, if required by a binding court order also other forums with respect to ECI) of the Merger and the transactions contemplated hereby, including but not limited to, using a proxy solicitation firm of national standing reasonably acceptable to the other parties. If at any time prior to the Closing Date any information relating to TTL, Tadiran or ECI, or any of their respective affiliates, officers or directors, should be discovered by any of them which should be set forth in an amendment or supplement to any of the F-4 Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and to the extent required by law, disseminated to the shareholders of TTL and ECI. In the Proxy Statement/Prospectus, each of TTL's and ECI's Board of Directors shall state that they recommend that their respective shareholders approve the Merger.

                  (b) To the extent required by law, Tadiran will, as promptly as practicable, prepare a proxy statement (the "Tadiran Proxy") and shall prepare and file with the ISA an Immediate Report pursuant to the Israel Securities Regulations Restrictions concerning Conflicts of Interests between a Listed Company and its Controlling Shareholders, 1994, as amended, promulgated under the Israel Securities Law, 1968 (the "Immediate Report", and collectively with the Tadiran Proxy, the "Tadiran Disclosures"), in connection with the vote of Tadiran's shareholders with respect to the Merger. Tadiran, TTL and ECI will, and will cause its accountants and legal counsel to, use their best commercial efforts to obtain the ISA's approval of the Immediate Report as promptly as practicable, and will take any other action required or necessary to be taken under Israeli securities laws and regulations. Tadiran will use its best commercial efforts to cause the Tadiran Proxy to be mailed to the shareholders of Tadiran at the earliest practicable date after approval by the Court of the First Motion, and to cause the Immediate Report to be published in Israel as soon as practicable after the confidential filing with the SEC of the initial draft of the Proxy Statement/Prospectus, and will coordinate and cooperate with respect to the timing of the Tadiran Shareholders Meetings, and shall hold such meeting prior to the TTL General Meeting and the ECI Shareholders Meeting, and as soon as practicable after approval by the Court of the First Motion. In the Tadiran Proxy, Tadiran's Board of Directors shall state that it recommends that its shareholders approve the Merger.

         8.11 Information for Filings. (a) Each of TTL and Tadiran will furnish ECI with all information concerning TTL or Tadiran, as the case may be, required for inclusion in (i) the F-4 Registration Statement, (ii) NASDAQ listing application to be filed with respect to the ECI Shares to be delivered hereunder or (iii) any statements or applications made by ECI to any governmental body in connection with the transactions contemplated by this Agreement; and all information furnished to ECI for such applications and statements shall be true and correct in all material respects without omission of any material fact required to be stated to make such information, in light of the circumstances under which they are made, not misleading.

                  (b) ECI will furnish Tadiran and TTL with all information concerning ECI required for inclusion in (i) the Tadiran Disclosures or
(ii) any statements or applications made by Tadiran or TTL to any governmental body in connection with the transactions contemplated by this Agreement, and all information furnished to Tadiran and TTL for such applications and statements shall be true and correct in all material respects without omission of any material fact required to be stated to make such information, in light of the circumstances under which they are made, not misleading.

         8.12 Inclusion of ECI Shares on NASDAQ. ECI shall use its best commercial efforts to cause the ECI Shares to be issued pursuant to this Agreement to be included on NASDAQ, subject to notice of official issuance thereof.

         8.13 Related Party Agreements. TTL and Tadiran shall cause the Management Agreement, dated February 27, 1996 between them, and any other existing agreement among (i) TTL or any Material TTL Subsidiary; and (ii) Tadiran and/or its affiliates (other than fully-owned Material TTL Subsidiaries), including any and all debts and obligations of TTL or any Material TTL Subsidiary to Tadiran and/or such affiliates, other than those specified in Schedule 8.13 hereto, to be terminated, waived or modified as provided in Schedule 8.13. The application of the Agreement re tax indemnification, dated February 27, 1996, between Tadiran and subsidiaries thereof, including TTL (the "TIA"), with respect to liabilities or obligations which may arise in respect of filings required to be made after the date hereof, shall be subject to the mutual agreement of all parties hereto. The TIA shall remain in full force and effect with respect to any liability or obligation which arose in respect of filings required to be made prior to the date hereof. ECI shall use reasonable efforts to release Tadiran from all guarantees given by Tadiran on behalf of TTL or any Material TTL Subsidiary which are listed as guarantees in Schedule 8.13; provided, that for the avoidance of doubt it is clarified that, ECI shall not be required to obtain any third-party guarantee in order to so release Tadiran.

         8.14 Affiliates. TTL shall deliver to ECI a list identifying all persons, if any, who, in addition to those persons set forth in Schedule 8.14, at the time the Merger is submitted for approval to the shareholders of TTL, may be deemed "affiliates" of TTL for purposes of Rule 145 under the Act (such affiliates to be included in the definition of "Affiliated Shareholders"). TTL shall use its reasonable best efforts to cause each person who is a TTL Holder named in Schedule 8.14 hereto and such other persons, if any, who shall become affiliates of ECI within the meaning of Rule 405 under the Act (collectively, the "Affiliate Shareholders") to deliver to ECI, on or prior to January 15, 1999, a written agreement, in the form of Exhibit 8.14 hereto, that such Affiliate Shareholder will not sell, pledge, transfer or otherwise dispose of any ECI Shares issued to such Affiliate Shareholder pursuant to the Merger, except in compliance with Rule 145 promulgated under the Act. TTL shall promptly advise ECI if any person becomes or ceases to be such an Affiliate Shareholder.

         8.15 Voting Undertaking. Tadiran shall, subject to applicable Israeli law, ensure that all its TTL Shares will be voted in favor of the Merger and the other transactions contemplated by this Agreement.

         8.16 S-8 Registration Statement. As contemplated by Section 2.2 hereof, ECI shall prepare and file as soon as practicable after the Closing Date and use its best commercial efforts to maintain the effectiveness of, a Registration Statement on Form S-8 with respect to the ECI Shares to be issued upon exercise of the ECI options in accordance with Exhibit 2.2 hereto.

         8.17 Satisfaction of Conditions Precedent. TTL, Tadiran and ECI will use their reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 9 and 10 (which shall not be interpreted as derogating from the discretion or judgment given to any party hereto in such Sections), as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger or the other transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to provide all necessary information for the Proxy Statement/Prospectus, the F-4 Registration Statement and the Tadiran Disclosures.

         8.18 Advice of Changes. Each party will promptly advise the other such parties in writing of (i) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the Merger; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Merger; and (iii) any Material Adverse Effect on the party and its subsidiaries taken as a whole.

         8.19 Regulatory Approvals. Prior to the Closing Date, each party shall execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, Israeli or foreign, which may be reasonably required, or that the other company may reasonably request, in connection with the consummation of the Merger. Each party shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents.

                  8.20 Actions Contrary to Tax Ruling. (a) Neither ECI, Tadiran or TTL nor the respective "controlling shareholders" (as defined in Section 3(9)(1)(3) of the Tax Ordinance) of TTL and ECI (the "Controlling Shareholders") will, either before or after the Effective Date, take any action that is reasonably likely to prevent or jeopardize the tax-free nature of the Merger to ECI, the ECI subsidiaries, TTL and/or the TTL Holders pursuant to the Tax Chapter, as modified by, and subject to, (i) the Tax Ruling, and (ii) the pre-ruling letter included as Schedule 8.20.1 hereto (the "Pre-Ruling Letter"); provided, that any action under clause
(ii) of this Section 8.20(a) shall be as permitted by the other provisions of this Section 8.20.

         (b) Without derogating from any other provision of this Agreement, in the event that the Tax Ruling is more restrictive to ECI than, or otherwise shall change the terms of, the Pre-Ruling Letter, ECI shall be entitled to terminate this Agreement.

         (c) For the avoidance of doubt and without derogating from the provisions of Section 8.20(d) , ECI shall not be restricted from any action that (i) is not prohibited by the Tax Ruling; or (ii) is permitted by
Section 3 of the Pre-Ruling Letter (future acquisitions), as long as such action pursuant to clause (ii) of this Section 8.20(c) will not prevent or jeopardize the tax-free nature of the Merger to ECI, the ECI subsidiaries, TTL and/or the TTL Holders.

           (d) Notwithstanding anything to the contrary in this Section 8.20, ECI shall not be restricted in any way or manner from acquiring any entity or business, entering into any other transaction, or issuing new ECI shares, in each such case, permitted by the provisions of Section 103C(9)(2) of the Tax Ordinance, and ECI is expressly permitted to take any such action.

         (e) TTL and Tadiran confirm hereby that any action taken by ECI in accordance with the provisions of this Section 8.20 is expressly consented to by them and shall not constitute a basis for any claim or allegation by any of them, and that they shall be estopped from raising any objection against any such action.

         (f) Attached as Schedule 8.20.2 are the undertakings of each of the current Controlling Shareholders, for a period until December 31, 2001 (inclusive), not to take any action, or fail to take any required action, that would prevent the Merger from qualifying as a tax-free transaction, together with such Controlling Shareholder's confirmation that any action taken by ECI in accordance with the provisions of this Section 8.20 is expressly consented to by such Controlling Shareholder and shall not constitute a basis for any claim or allegation by such Controlling Shareholder, and that such Controlling Shareholder shall be estopped from raising any objection against any such action.

         8.21 Certain Filings. Without derogating from any other provision in this Agreement:

                  (a) TTL, Tadiran and ECI shall cooperate with one another: (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith, with the Proxy Statement/Prospectus, the F-4 Registration Statement or the Tadiran Disclosures and seeking timely to obtain any such actions, consents, approvals or waivers.

                  (b) Each of ECI, TTL and Tadiran shall file all reports required to be filed by it with the SEC between the date hereof and the Closing Date and shall deliver to the other copies of all such reports for review at least three business days prior to the date that the same are filed.

         8.22 Officers and Directors Insurance. For a period of seven (7) years following the Closing date, ECI shall substitute such parts of insurance policies covering the liabilities of the officers and directors of TTL as are in force at the Closing Date with respect to the matters occurring prior to the Closing Date with policies of substantially the same or better coverage containing terms and conditions which are not less advantageous, in any material respect, to such officer or director.

9.       CONDITIONS PRECEDENT TO THE OBLIGATION OF ECI TO CLOSE.

         The obligations of ECI to consummate the Merger are subject to the fulfillment in all material respects, in the case of conditions which are not qualified by "materiality" or "material adverse effect" other than Sections 9.3 and 9.8, or in all respects, in the case of conditions which are qualified by "materiality" or "material adverse effect" and Sections 9.3, 9.8 and 9.13, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by ECI in writing (except where the fulfillment of such condition is a requirement of law):

         9.1 Representations and Warranties. All representations and warranties of each of TTL and Tadiran contained in this Agreement and in any written statement (including financial statements), certificate, Exhibit, Schedule hereto or other document delivered pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct on and as of the date hereof, and shall be true and correct as of the Closing Date, as if made at the Closing and as of the Closing Date (except to the extent they relate to a particular date), except to the extent that the failure of any such representation and warranty (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) to be true and correct would not deny to ECI the material benefits of the transactions contemplated by this Agreement.

         9.2 Covenants. Each of TTL and Tadiran shall have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         9.3 Shareholders, Creditors and Other Authorization. The shareholders of TTL shall have approved the Merger and the consummation of the transactions contemplated hereby by the requisite votes required under Israeli law. The shareholders of Tadiran shall have approved the Merger and the consummation of the transactions contemplated hereby by the requisite respective votes required under Israeli law. The creditors of TTL and, if required, other forums within TTL shall have approved the Merger by the requisite votes required under Israeli law. The shareholders of ECI (and, if required by a binding court order, other forums with respect to ECI) shall have approved the performance by ECI of the transactions contemplated by this Agreement by the requisite votes required under Israeli law.

         9.4 Registration. The F-4 Registration Statement filed by ECI pursuant to Section 8 hereof shall have been declared effective under the Act and shall not be subject to a "stop order" and no proceedings shall have been instituted or threatened by the SEC to suspend the effectiveness thereof.

         9.5 No Actions. No action, suit or proceeding shall be pending before a court or governmental body, or instituted or threatened before or by any governmental agency, to restrain or prevent the carrying out of the transactions contemplated herein, which might adversely affect the right of ECI to own, operate or control the assets, property or business of TTL or any subsidiary thereof after the Closing Date, which seeks material damages in connection with the transactions contemplated hereby or which is reasonably likely to result in the denial to ECI of the material benefits of the transactions contemplated by this Agreement.

         9.6 Certificates. Each of TTL and Tadiran shall have delivered to ECI, substantially in the form attached hereto as Exhibits 9.6.1 and 9.6.2, respectively, and dated the Closing Date, a certificate signed by the President and Chief Executive Officer and the CFO and Corporate Vice President, Finance of TTL and by the President and Chief Executive Officer and the Vice President - Chief Financial Officer of Tadiran, for and on behalf of such corporation: (i) setting forth the names of the officers of such corporation authorized to execute and deliver the documents and instruments deliverable hereunder; (ii) setting forth the due adoption by the Audit Committee of Tadiran or the Special Committee of TTL (as the case may be), the Board of Directors, the shareholders and creditors of TTL and, if required, other forums within TTL, or the shareholders of Tadiran (as the case may be), in accordance with its respective Memorandum of Association and Articles of Association and with the applicable laws of the State of Israel, of resolutions: (A) approving the Merger, including the execution and delivery of this Agreement, the consummation of the Merger and the carrying out of the transactions contemplated hereby, and (B) authorizing and directing the officers of such corporation to take such other and further action as may be required to consummate the transactions contemplated hereby, together with copies of the foregoing resolutions;
(iii) stating that all of the conditions set forth in Sections 9.1, 9.2, 9.3, 9.5, 9.13, 9.18 and 9.22 hereof have been fulfilled at or prior to the Closing Date; (iv) setting forth the number of outstanding TTL Shares as of the Closing Date; and (v) stating that such certificate or certificates are being executed and delivered in order to induce ECI to consummate the Merger.

         9.7 Counsel's Opinion. Each of TTL and Tadiran shall have delivered to ECI opinions of such corporation's Israeli counsel, Herzog, Fox & Neeman and Prof. Joseph Gross, Hodak & Co., and such corporations' United States counsel, Skadden, Arps, Slate, Meagher & Flom LLP, in each case substantially in the forms set forth in Exhibits 9.7.1, 9.7.2 and
9.7.3 hereto, respectively.

         9.8 Employment Agreements. Employment agreements in a form acceptable to ECI (including non-compete and confidentiality provisions) between ECI and those persons listed in Schedule 9.8 hereto, shall have been executed and delivered by such persons to ECI.

         9.9 Release. General releases of all claims which all officers and directors and affiliate shareholders of TTL may have through the Closing Date (inclusive) against ECI and its subsidiaries with respect to the transactions contemplated hereby, and against TTL and its subsidiaries, except claims for current salaries and fees, including any severance payments required as a matter of Israeli law or under a binding agreement, and for any indemnification as officers and directors of TTL, substantially in the form set forth in Exhibit 9.9, shall have been executed and delivered by such persons to TTL.

         9.10 Receipts; Other Documents. Each of TTL and Tadiran shall have executed and delivered to ECI receipts for the items delivered by ECI at the Closing, and such other documents and instruments necessary to effectuate the transactions contemplated hereby, as ECI may reasonably request.

         9.11 Listing. NASDAQ shall have listed or approved for listing, upon official notice of issuance, the ECI Shares to be issued pursuant to the Merger.

         9.12 Comfort Letters. Somekh Chaikin, Certified Public Accountants (Israel) (as TTL's accountants), shall have advised ECI in writing (i) immediately prior to the mailing of the Proxy Statement/Prospectus to TTL's shareholders as of a date not more than two (2) days prior thereto, and
(ii) immediately prior to the Closing as of a date not more than two (2) days prior thereto, to the effect set forth in Exhibit 9.12 hereto.

         9.13 Employment Matters. (a) No material adverse change (or an adverse change that may develop into a material adverse change) to the "status quo" with respect to the Amending Collective Agreement has taken place; e.g., the Amending Collective Agreement has not been breached, no employee or any trade union or other employee organization raised any material claim in connection with, or based upon, the transactions contemplated by this Agreement, other than pursuant to the Amending Collective Agreement, there has been no labor strike, slowdown or stoppage pending against TTL or any Material TTL Subsidiary and there is no dispute between TTL or any Material TTL Subsidiary and any number or category of employees; (b) The Amending Collective Agreement has been duly executed by all parties thereto, other than ECI; and (c) The Amending Collective Agreement has been duly filed in accordance with Section 10 of the Collective Agreements Law, 1957.

         9.14 Approval of Counsel. All instruments and documents required to be delivered by each of TTL and Tadiran hereunder shall have been approved by Goldfarb, Levy, Eran & Co. and Fulbright & Jaworski L.L.P. as to their form and substance (other than the substance of the opinion referred to in Section 9.16), such approval not to be unreasonably withheld. For the avoidance of doubt, it is clarified that documents substantially in the form and substance of the Exhibits attached to this
Section 9 are deemed satisfactory.

         9.15 Authority for Action. All corporate and other proceedings required to be taken by or on behalf of or with respect to each of TTL and Tadiran to authorize such corporation to enter into and carry out this Agreement and to consummate the Merger, including the issuance of the Final Court Order, shall have been duly and properly taken.

         9.16 Fairness Opinion. ECI has received from its investment banking firm, a favorable opinion as to the fairness, from a financial point of view, of the Exchange Ratio to ECI's shareholders, in form and substance reasonably satisfactory to ECI, which opinion shall not have been withdrawn on or prior to the Closing Date.

         9.17 Other Approvals. The following approvals, orders, permits or exemptions shall have been received in form and substance satisfactory to ECI in its sole discretion:

         (i)      Issuance of the Final Court Order;

         (ii) Approval of the OCS of the Merger with respect to TTL and the Material TTL Subsidiaries and ECI, which approval affirms that all the benefits to which TTL is entitled pursuant to the R&D Law shall pass to the Surviving Corporation, without any restrictions on such benefits that are reasonably likely to have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole;

         (iii) Approval of the Investment Center of the Merger with respect to TTL and the Material TTL Subsidiaries and ECI, which approval affirms that all the benefits to which TTL is entitled pursuant to the Investments Law shall pass to the Surviving Corporation, without any restrictions on such benefits that are reasonably likely to have a Material Adverse Effect on TTL and the TTL subsidiaries taken as a whole;

         (iv) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

         (v)      The approval of the Merger by the Comptroller;

         (vi) The approval of the Merger by the German anti-trust authorities;

         (vii) A ruling of the Israel Tax Authority relating to the exchange of the Options;

         (viii) A ruling from the Israel Tax Authority, relating to an exemption from withholding taxes with respect to the tender of the TTL Shares to be converted in the Merger;

         (ix) Any other approval, consent, assignment or waiver from governmental or non-governmental administrative agencies having jurisdiction or from any other person or entity, in each case, required by law, contract, or regulation for the consummation of the Merger, the other transactions contemplated hereby and/or for the continuation in full force and effect of any contracts or leases of TTL or any Material TTL Subsidiary;

         (x) An exemption from the ISA with respect to the issuance of ECI Shares in the Merger and of options to purchase ECI Shares to the employees currently holding Options; and

         (xi) ECI shall receive from the Israel Tax Authority a tax ruling, determining, inter alia, that the Merger shall qualify as a tax-free transaction to ECI, ECI's subsidiaries, TTL and TTL's shareholders pursuant to the Tax Chapter, which ruling shall not contain restrictions, inter alia, on certain future transactions of ECI and on certain past transactions of TTL or any TTL subsidiary (the "Tax Ruling"), the Tax Ruling will be satisfactory as to form and substance to ECI, in its sole discretion and the Merger shall comply with the Tax Ruling, such that the Merger shall qualify as a tax-free transaction to ECI, the ECI subsidiaries, TTL and the TTL Holders, pursuant to the Tax Chapter, as modified by the Tax Ruling.

         9.18 No Material Adverse Change. There shall have been no Material Adverse Effect in or with respect to TTL and the TTL subsidiaries taken as a whole since September 30, 1998; provided, that none of the matters described in Section 13.2(viii) shall be deemed to constitute a Material Adverse Effect for the purposes of this Section 9.18.

         9.19 Certain Transactions. (i) The Converted TTL Shares shall have been duly issued; and

                  (ii) If ECI has consented to the exercise of, or has requested TTL to exercise, the Switching Business Option, the Switching Business shall have been fully transferred to Tadiran and the full purchase price therefor shall have been received by TTL.

         9.20 No Acceleration. There shall be no acceleration of conversion rights or vesting of any derivative securities of TTL other than pursuant to Schedule 2.2.

         9.21 Waivers. Each wholly-owned (including, without limitation, through beneficial ownership) subsidiary of Tadiran shall waive, effective as of the Closing and as of the Effective Date, any claim that such subsidiary has, or may have in the future, against TTL or any of its subsidiaries with respect to the period that ends at the Closing, including, without limitation, based on and in connection with this Agreement, other than as specified in Schedule 11.3 hereto or in respect of arm's-length commercial transactions in the ordinary course of business during the Executory Period.

         9.22 Guarantee of Debt. Tadiran shall provide TTL with a guarantee of the ongoing debt of Tadiran Telecommunication Inc. to TTL.


10.      CONDITIONS PRECEDENT TO THE OBLIGATION OF TTL AND TADIRAN TO CLOSE.

         The obligation of TTL to consummate the Merger and the obligations of Tadiran hereunder are subject to the fulfillment in all material respects, in the case of conditions which are not qualified by "materiality" or by "material adverse effect" other than Section 10.10, or in all respects, in the case of conditions which are qualified by "materiality" or "material adverse effect" and Section 10.10, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by TTL or Tadiran, as the case may be, (except where the fulfillment of such condition is a requirement of law):

         10.1 Representations and Warranties. All representations and warranties of ECI contained in this Agreement and in any written statement (including financial statements), certificate, Exhibit, or Schedule hereto or any other document delivered pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct on and as of the date hereof, and shall be true and correct as of the Closing Date, as if made at the Closing and as of the Closing Date (except to the extent they relate to a particular date), except to the extent that the failure of any such representation and warranty (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) to be true and correct would not deny to TTL or the TTL Holders the material benefits of the transactions contemplated by this Agreement.

         10.2 Covenants. ECI shall have performed and complied, in all material respects, with all covenants, agreements and conditions required in this Agreement to be performed or complied with by it prior to or at the Closing Date.

         10.3 Registration. The F-4 Registration Statement shall have become effective and shall not be subjected to a "stop order" and no proceedings shall have been instituted or threatened by the SEC to suspend the effectiveness thereof.

         10.4 No Actions. No action, suit or proceeding shall be pending before a court or governmental body, or instituted or threatened before or by any governmental agency, to restrain or prevent the carrying out of the transactions contemplated herein, which might adversely affect the right of the TTL Holders to hold ECI Shares, which seeks material damages from ECI in connection with the transactions contemplated hereby or which is reasonably likely to result in the denial to the TTL Holders of the material benefits of the transactions contemplated by this Agreement.

         10.5 Certificates. ECI shall have delivered to TTL and Tadiran, substantially in the form attached hereto as Exhibit 10.5, and dated as of the Closing Date, a certificate or certificates signed by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of ECI, for and on behalf of ECI, respectively: (i) setting forth the names of the officers of ECI authorized to execute and deliver the documents and related instruments deliverable hereunder; (ii) setting forth the due adoption by the Audit Committee, the Board of Directors and shareholders of ECI, in accordance with its Articles of Association and the applicable laws of the State of Israel, of resolutions (A) approving the execution, delivery and consummation of this Agreement, the consummation of the Merger, and the carrying out of the transactions contemplated hereby, and (B) authorizing and directing the officers of ECI to take such other and further actions as may be required to consummate the transactions contemplated hereby, together with copies of the foregoing resolutions;
(iii) stating that all of the conditions set forth in Sections 10.1, 10.2,
10.4 and 10.14 hereof have been fulfilled at or prior to the Closing Date; and (iv) stating that such certificate or certificates are being executed and delivered in order to induce TTL and Tadiran to consummate the Merger.

         10.6 Counsel's Opinion. ECI shall have delivered to TTL opinions of Goldfarb, Levy, Eran & Co., ECI's Israeli counsel and Fulbright & Jaworski L.L.P., ECI's United States counsel, substantially in the forms set forth in Exhibits 10.6.1 and 10.6.2 hereto, respectively.

         10.7 Receipts; Other Documents. ECI shall have executed and delivered to TTL receipts for the items delivered by TTL at the Closing, and such other documents and instruments necessary to effectuate the transactions contemplated hereby, as TTL may reasonably request.

         10.8 Listing. NASDAQ shall have listed, or approved for listing, upon official notice of issuance, the ECI Shares to be issued pursuant to the Merger.

         10.9 Approval of Counsel. All instruments and documents required to be delivered by ECI hereunder shall have been approved by Skadden, Arps, Slate, Meagher & Flom, LLP, Herzog, Fox & Neeman and Prof. Joseph Gross, Hodak & Co. as to their form and substance (other than the substance of the opinion referred to in Section 10.11), such approval not to be unreasonably withheld. For the avoidance of doubt, it is clarified that documents substantially in the form and substance of the Exhibits attached to this
Section 10 are deemed satisfactory.

         10.10 Shareholders, Creditors and Other Authorization. The shareholders of TTL shall have approved the Merger and the consummation of the transactions contemplated hereby by the requisite votes required under Israeli law. The shareholders of Tadiran shall have approved the Merger and the consummation of the transactions contemplated hereby by the requisite respective votes required under Israeli law. The creditors of TTL and, if required, other forums within TTL shall have approved the Merger by the requisite votes required under Israeli law. The shareholders of ECI (and if required by a binding court order; other forums with respect to ECI) shall have approved the performance by ECI of the transactions contemplated by this Agreement by the requisite vote required under Israeli law.

         10.11 Fairness Opinion. TTL has received from its investment banking firm, a favorable opinion as to the fairness, from a financial point of view, of the Exchange Ratio to TTL's shareholders, in form and substance reasonably satisfactory to TTL, which opinion shall not have been withdrawn on or prior to the Closing Date.

         10.12 Other Approvals. The following approvals, orders, permits or exemptions shall have been received in form and substance satisfactory to TTL and Tadiran, in their sole discretion:

         (i)      Issuance of the Final Court Order;

         (ii) Approval of the OCS of the Merger with respect to TTL and the Material TTL Subsidiaries;

         (iii) Approval of the Investment Center of the Merger with respect to TTL and the Material TTL Subsidiaries;

         (iv) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

         (v)      The approval of the Merger by the Comptroller;

         (vi) The approval of the Merger by the German anti-trust authorities;

         (vii) A ruling of the Israel Tax Authority relating to the exchange of the Options;

         (viii) Any other approval, consent, assignment or waiver from governmental or non-governmental administrative agencies having jurisdiction or from any other person or entity, in each case, required by law, contract, or regulation for the consummation of the Merger without materially adversely affecting the consummation by TTL of the transaction contemplated hereby; and

         (ix) TTL and Tadiran shall receive from the Israel Tax Authority the Tax Ruling, which will be satisfactory as to form and substance to them, in their sole discretion, and the Merger shall comply with the Tax Ruling, such that the Merger and the TTL Convertible Debenture shall qualify as a tax-free transaction to ECI, the ECI subsidiaries, TTL and the TTL Holders pursuant to the Tax Chapter, as modified by the Tax Ruling.

         10.13 Comfort Letters. Somekh Chaikin, Certified Public Accountants (Israel) (as ECI's accountants) shall have advised TTL in writing (i) immediately prior to the mailing of the Proxy Statement/Prospectus to ECI's shareholders as of a date not more than two
(2) days prior thereto, and (ii) immediately prior to the Closing, as of a date not more than two (2) days prior thereto, to the effect set forth in
Exhibit 10.13 hereto.

         10.14 No Material Adverse Change. There shall have been no Material Adverse Effect in or with respect to ECI and the ECI subsidiaries taken as a whole since September 30, 1998; provided that none of the matters described in Section 13.2(viii) shall be deemed to constitute a Material Adverse Effect for the purposes of this Section 10.14.

         10.15 Certain Transactions. ECI shall have transferred to TTL the Debenture Amount.

         10.16 Authority for Action. All corporate and other proceedings required to be taken by or on behalf of or with respect to ECI to authorize such corporation to enter into and carry out this Agreement and to consummate the Merger; including the issuance of the Final Court Order, shall have been duly and properly taken.


11.      ACTIONS AFTER THE CLOSING DATE.

         11.1     Survival of Representations and Warranties.

                  (a) Representations of TTL. Solely for the purposes of indemnification by Tadiran, the representations and warranties of TTL contained in Sections 4.12 (Intangible Assets), 4.14 (Litigation) and 4.15(b) and 4.15(c) (related party transactions) shall survive for twelve
(12) months following the Closing Date. Other than as expressly set forth in this Section 11.1(a) the representations, warranties and covenants of TTL contained in this Agreement shall not survive the Closing, and thereafter shall become null and void.

                  (b) Representations of ECI. The representations and warranties contained in Sections 5.11 (Intangible Assets) and 5.13 (Litigation) shall survive for twelve (12) months following the Closing Date. Other than as expressly set forth in this Section 11.1(b), the representations and warranties of ECI contained in this Agreement shall not survive the Closing, and thereafter shall become null and void.

                  (c) Representations of Tadiran. The representations and warranties of Tadiran contained in this Agreement shall not survive the Closing, and thereafter shall be null and void. For the avoidance of doubt, it is clarified that notwithstanding the foregoing, ECI will not be prevented or estopped from filing a claim against Tadiran with respect to a breach of Section 4A.9 (Related Party Transactions), and solely for such purpose the representation and warranty contained in Section 4A.9 shall survive for twelve (12) months following the Closing Date.

                  (d) General. For the avoidance of doubt, it is clarified that the term "representations and warranties" in this Section 11.1 includes any Exhibit, Schedule, certificate or document delivered pursuant to the relevant sections of this Agreement.

         This Section shall not limit any claim for fraud.

         11.2 Further Acts; Tax Exposure Post Closing. Each of the parties hereto shall perform such further acts and execute such additional documents as may be reasonably required to effectuate the transactions contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         Without limiting the generality of the above, following the Closing Date, ECI will notify Tadiran of any tax assessment with respect to the respective returns and reports of TTL or any Material TTL Subsidiary for each fiscal year (or a part thereof) ending on the Effective Date, shall allow Tadiran a joint representation with ECI (actions by mutual consent) with respect to such tax assessment and shall allow Tadiran reasonable access to the books of account of TTL and/or such Material TTL Subsidiary in connection with such tax assessment.

         Without limiting the generality of the above, in the event that Tadiran shall be required by the relevant tax authorities to pay taxes attributable to TTL and/or any Material TTL Subsidiary and resulting from the consolidation of TTL and/or any consolidated Material TTL Subsidiary into the financial statements of Tadiran, with respect to any fiscal year (or a part thereof) ending on the Effective Date (the "Additional Tax Requirement"), Tadiran shall notify ECI of the Additional Tax Requirement, shall allow ECI a joint representation with Tadiran (actions by mutual consent) with respect to the Additional Tax Requirement and shall allow ECI reasonable access to the applicable documents in connection with the Additional Tax Requirement. In the event that, following completion of review of the Additional Tax Requirement, it is determined that Tadiran shall pay to the tax authorities an additional tax as a result of the Additional Tax Requirement, and (i) such additional tax has been provided for in the financial statements of TTL and its consolidated Material TTL Subsidiaries for the respective fiscal year (or a part thereof), ECI shall pay to Tadiran such additional tax to the extent so provided; or (ii) such additional tax has not been provided for in such financial statements, Tadiran shall pay such additional tax and ECI shall repay Tadiran the part thereof up to the amount set forth in Section 15.4(h), as may have been previously reduced by prior application of Section 15.4(h). In the event that Tadiran shall receive refunds of taxes paid by TTL or any Material TTL Subsidiary, Tadiran shall pay ECI any such refund of taxes. Tadiran shall notify ECI of any tax assessment with respect to the returns and reports of Tadiran as far as it may affect ECI, TTL or any TTL subsidiary for each fiscal year (or part thereof) ending on the Effective Date, shall allow ECI a joint representation with Tadiran (actions by mutual consent) with respect to such assessment and shall allow ECI reasonable access to the applicable documents in connection with such tax assessment.

         11.3 Waiver by Tadiran. Other than as specified in Schedule 11.3 hereto or in respect of arm's length commercial transactions in the ordinary course of business during the Executory Period, Tadiran hereby waives, and shall cause its wholly-owned (including, without limitation through beneficial ownership) subsidiaries to waive, effective as of the Closing and as of the Effective Date, any claims that Tadiran and/or any such subsidiary have, or may have in the future, against TTL or any of its subsidiaries with respect to the period that ends at the Closing, including, without limitation, based on and in connection with this Agreement.

         11.4 Use of Tadiran's Name. For a period of two years following the Closing Date, ECI and its subsidiaries shall be entitled to use the "Tadiran" brand name, trade name, trademark, service mark and otherwise use the Tadiran name in connection with the usage, marketing, sale or otherwise the conducting of business with respect to existing products of TTL or any TTL subsidiary or products resulted from or based upon such existing products. After such period neither ECI nor its subsidiaries shall use the "Tadiran" name in its business in any manner whatsoever.

         11.5 Tadiran's Financial Covenant. As long as Tadiran's undertakings to indemnify any ECI Indemnified Person have not expired in full, Tadiran shall ensure that the Net Equity of Tadiran shall be at least U.S. $200,000,000 (Two Hundred Million United States Dollars); provided, that Tadiran may substitute its undertakings pursuant to this Section 11.5 by a guarantee acceptable in form and substance to ECI obtained from Koor Industries Ltd. or another third-party acceptable to ECI.


12.      EXPENSES

         Each of the parties hereto shall pay its own expenses (including, without limitation, the fees, disbursements and expenses of its attorneys, accountants and investment advisors), in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby.


13.      MODIFICATION OR TERMINATION; WAIVERS.

         13.1 Modifications and Waivers. This Agreement may be amended or modified at any time before or after approval of this Agreement by the shareholders of TTL, Tadiran or ECI, by a written instrument executed by TTL, Tadiran and ECI, and any of the terms, covenants, representations, warranties or conditions hereof may be waived by a written instrument executed by the party waiving compliance; provided, however, that after such vote by the shareholders of Tadiran, TTL or ECI, there shall be no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

         13.2 Termination. This Agreement may be terminated at any time prior to the Closing Date (notwithstanding that approval by the shareholders of TTL, Tadiran or ECI may have been obtained) under any of the following circumstances:

                   (i) By mutual consent of TTL, Tadiran and ECI.

                   (ii) By TTL, Tadiran or ECI, if the First Motion was not filed with the Court by December 31, 1998.

                  (iii) By TTL, Tadiran or ECI, if the Closing Date shall not have occurred on or before March 31, 1999, effective as of the Effective Date, unless such delay shall have been caused by the beach of the party seeking to terminate.

                  (iv) By TTL, Tadiran or ECI, if any court of competent jurisdiction or other governmental body shall have issued an order, decree, or ruling, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger and/or the Agreement, and such order, license, ruling or other action shall have become final and non-appealable.

                  (v) By TTL, Tadiran or ECI, if the Merger shall have been voted on by the shareholders of TTL, Tadiran or ECI, by the creditors of TTL, if required, by other forums within TTL, or if required by a binding court order, by other forums with respect to ECI, at a meeting duly convened therefor and such shareholders, creditors or other forum did not approve the Merger by the requisite vote.

                  (vi) By ECI, if, (A) ECI in its reasonable judgment shall determine (I) that any representation or warranty (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) of TTL or Tadiran set forth herein or in any Schedule, Exhibit, certificate or other document or other information was false in any respect when made, and adverse to TTL or ECI, or by reason of the occurrence of any event or the passage of time or otherwise has become false in any respect, and adverse to TTL or ECI, or, (II) that TTL or Tadiran shall have failed to comply with, or perform, any covenant or agreement of TTL or Tadiran to have been performed by it on or prior to the date of such determination, and that such non-compliance or non-performance adversely affects TTL or ECI which failure has not been cured within ten business days following receipt by TTL and Tadiran of notice of such failure to comply (it being understood, for purposes of this clause (vi)(A), that "adverse to TTL or ECI" or "adversely affects TTL or ECI" shall mean that TTL or ECI, as the case may be, shall be denied a material benefit of the Merger or the other transactions contemplated by this Agreement and that such false representation or warranty, violation, breach, or failure is reasonably expected to prevent the Closing); or (B) the Tax Ruling shall be more restrictive to ECI than, or otherwise shall change the terms of, the Pre-Ruling Letter.

                  (vii) By TTL or Tadiran, if TTL or Tadiran in its reasonable judgment shall determine (A) that any representation or warranty (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) of ECI set forth herein or in any Schedule, Exhibit, certificate or other document or other information was false in any respect when made, and adverse to TTL, or by reason of the occurrence of any event or the passage of time or otherwise has become false in any respect, and adverse to TTL, or, (B) that ECI shall have failed in any material respect to comply with, or perform, any covenant or agreement of ECI to have been performed by it on or prior to the date of such determination, and that such non-compliance or non-performance adversely affects TTL, which failure to comply has not been cured within ten business days following receipt by ECI of notice of such failure to comply (it being understood, for purposes of this clause (vii), that "adverse to TTL" or "adversely affects TTL" shall mean that TTL or the TTL Holders shall be denied a material benefit of the Merger and the other transactions contemplated by this Agreement and that such false representation or warranty, violation, breach or failure is reasonably expected to prevent the Closing).

                  (viii) Notwithstanding anything in this Agreement to the contrary, the following shall not be deemed to be grounds for terminating this Agreement and/or not consummating the Agreement (including for purposes of Sections 9.18 and 10.14 above): (I) the pricing of the TTL Shares in the Merger and the Converted TTL Shares, and the market prices of the ECI Shares or any changes therein or of the TTL Shares (or any changes therein); and (II) any matter currently under review by the Comptroller regarding the alleged restrictive arrangements among Tadiran, TTL, Telrad Holdings Ltd. and Bezeq the Israeli Telecommunications Corp. Ltd. and their respective affiliates.

                  (ix) In the event that the continuing legal due diligence (during the thirty (30) day period following execution hereof) by ECI or TTL of the other party, or the information disclosed by ECI or TTL in a Schedule or Exhibit to be attached thereto by it, or in a Side Letter to be provided by it hereunder, reveals adverse facts or circumstances, and the party conducting such review or for the benefit of which disclosure was given (the "Receiving Party") deems such information material (such determination to be made by the President and Chief Executive Officer of the Receiving Party, at its sole discretion, after discussion with the President and CEO of the other party), the Receiving party shall be entitled to terminate this Agreement.

         The parties must complete the preparation of all Schedules and Exhibits hereto and all Side Letters to be provided hereunder within thirty
(30) days following the execution hereof.

         In the event that ECI and TTL, following negotiations in good faith, cannot agree on the form and substance of any Schedule or Exhibit to be provided pursuant to this Agreement (other than pursuant to Section 4 or Section 5 hereto), such disagreement shall be referred to the President and Chief Executive Officer of each of ECI and TTL. In the event that such officers cannot resolve such disagreement within thirty (30) days following the execution of this Agreement, each of ECI and TTL shall be entitled to terminate this Agreement.

                  (x) Any termination under this Section 13.2 shall first be approved by the Board of Directors of the party seeking termination and shall, except for termination effected pursuant to clauses (i), (ii) or
(iii), be upon at least ten days' notice of termination given to the other parties by the party seeking termination.

         Upon termination of this Agreement pursuant to this Section 13.2, this Agreement shall become void and have no effect, TTL shall be required to promptly repay to ECI the Debenture Amount (if paid by ECI) together with interest thereon and ECI shall return the TTL Convertible Debenture to TTL; and none of TTL, Tadiran or ECI, nor the directors, officers, or shareholders of any of such parties shall have any liability to the other, and the only right or remedy of ECI, TTL or Tadiran in connection with such termination shall be to terminate this Agreement (except as provided below). Nothing in this Section 13.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement. Nothing contained in this Section 13.2 shall relieve any party to this Agreement of its undertakings under Section 3 (Publicity; Confidential Information) or 12 (Expenses) hereof. In the event that this Agreement shall be terminated as a result of a breach by TTL or Tadiran or any of their respective officers, directors or representatives, of the provisions of Section 14 hereof, TTL and Tadiran hereby irrevocably agree to make the payments to ECI provided for therein. Nothing in this Section
13.2 shall relieve any party to this Agreement of liability under Section 14(b) hereto.


14.      EXCLUSIVITY.

         (a) After executing this Agreement, neither TTL nor Tadiran will initiate or permit its officers, employees or directors (or other agents) to enter into or continue negotiations with, solicit offers from or provide information to, any party other than ECI, directly or indirectly, concerning the sale or other disposition of the share capital of TTL or any of the Material TTL Subsidiaries except the TTL Converted Shares or the sale, license or other disposition of a substantial portion of TTL's assets, or the sale or other disposition, merger, consolidation or other business combination, or other change of control, of TTL or any of the Material TTL Subsidiaries, in each case, except as permitted under, and in accordance with the terms of, Schedule 8.5. TTL and Tadiran will promptly notify ECI after receipt of any proposal (whether oral or written) to acquire all or a substantial part of the share capital or the assets of TTL or any Material TTL Subsidiary or to merge, consolidate or enter into another business combination with TTL or any Material TTL Subsidiary (each, an "Acquisition Proposal") or any request for nonpublic information relating to TTL in connection with an Acquisition Proposal or for access to the properties, books or records of TTL or any of the Material TTL Subsidiaries by any person or entity which has made, or which reasonably could be expected to make, an Acquisition Proposal, and all relevant information in respect thereof.

         During the Executory Period, ECI will not enter into negotiations with, or solicit offers from, or provide any information to, any person or entity, directly or indirectly, for the acquisition by ECI of any interest in any business or technology which directly competes with the current business or technology, as applicable, of TTL (a "Competing Business"); provided, that in the event that ECI should be or become interested in acquiring a Competing Business, ECI shall inform TTL of such interest and TTL shall be entitled to participate in the negotiations with respect to such Competing Business. In the event that the Closing occurs prior to the closing of the Competing Business transaction, only ECI shall purchase the Competing Business. In the event that this Agreement terminates prior to the closing of the Competing Business transaction, then (i) in the case that by such time ECI and TTL shall have entered into a strategic cooperation agreement, ECI and TTL shall be entitled to jointly acquire such Competing Business in equal shares; and (ii) in the case that by such time ECI and TTL have not entered into a strategic cooperation agreement, only ECI shall be entitled to purchase such Competing Business and; provided, further, that the foregoing shall not restrict ECI from making any investment in any company (but without otherwise participating in the management of such company) whose stock is listed on a recognized securities exchange or actively traded in a recognized over-the-counter market, as long as such investment does not give it the right to control or influence the policy decisions of any such business or enterprise which is directly in competition with any such current business or technology of TTL.

                  (b) In the event that, for any reason, within six (6) months following the termination of this Agreement, other than a termination through no fault of any party hereto or through the fault of ECI, either TTL or Tadiran enters into an agreement (except as permitted under, and in accordance with the terms of, Schedule 8.5 hereto) with any person or entity other than ECI, regarding an acquisition of all or a majority of the share capital of TTL or any Material TTL Subsidiary by, the sale, license or other disposition of assets of TTL or any Material TTL Subsidiary (except in the ordinary course of business consistent with past practice) to, or the merger, consolidation or other combination of TTL or any Material TTL Subsidiary with, any person or entity other than ECI or any ECI subsidiary, or enters into another transaction with respect to a change in control of TTL with any person or entity, other than ECI or any ECI subsidiary, then TTL and Tadiran will immediately pay to ECI an aggregate fee of twenty million dollars (U.S. $20,000,000) .

         Notwithstanding the aforesaid, in the event that TTL or Tadiran receives an unsolicited offer as aforesaid, the directors of TTL or Tadiran may respond to such offer, if and to the extent required by the fiduciary duties imposed on them by Israeli law.


15.      INDEMNIFICATION

         15.1 Indemnification by Tadiran. Tadiran will indemnify and hold harmless ECI and its officers, directors, employees, agents and advisors (ECI and each such indemnitee being referred to herein as an "ECI Indemnified Person"), without any recourse to TTL or its officers, directors, employees, agents and advisors, from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages") incurred by any ECI Indemnified Person or by TTL, arising out of (a) any liability or demand with respect to taxes (including, without limitation, indirect taxes and taxes in connection with the Affiliated Tax Arrangement) which may be imposed on TTL or any TTL subsidiary (other than Hynex Ltd.) which is not fully provided for in the financial statements, for the respective years or any fiscal quarter ending on or prior to the Closing Date, of TTL and its consolidated subsidiaries (whether or not such liability, exposure or demand has been disclosed to ECI including, without limitation, in this Agreement or any Schedule thereto), and any inaccuracy in any representation or warranty made by TTL in Sections 4.12 (Intangible Assets), 4.14 (Litigation) and 4.15(b) and 4.15(c) (related party transactions) of this Agreement or in any Exhibit or Schedule to, or any certificate or document delivered pursuant to, such Sections of this Agreement, (b) any breach or default of any covenants or agreement, given or made in Section 8.13 (Related Party Agreements) or
Schedule 8.13; (c) any matter or allegation, directly or indirectly, connected to issues or facts being reviewed by the Comptroller, or any action relating to the foregoing (in the case of an argument or a dispute whether any matter, allegation, issue or fact is being reviewed by the Comptroller, the burdens of proof and evidence shall be borne by Tadiran); and (d) any failure to receive approval or consent which may be required from Alcatel Bell N.V. or a successor thereof in connection with the transfer of the Switching Business.

         15.2 Indemnification by ECI. ECI will indemnify and hold harmless Tadiran and its officers, directors, employees, agents and advisors (Tadiran and each such indemnitee being referred to herein as a "Tadiran Indemnified Person"), from and against any and all Damages incurred by any Tadiran Indemnified Person, arising out of any liability or demand with respect to taxes (including, without limitation, indirect taxes) which may be imposed on ECI or any ECI subsidiary which is not fully provided for in the financial statements, for the respective years or any fiscal quarter ending on or prior to the Closing Date, of ECI and its consolidated subsidiaries (whether or not such liability, exposure or demand has been disclosed to Tadiran including, without limitation, in this Agreement or any Schedule thereto), and any inaccuracy in any representation or warranty made by ECI in Sections 5.11 (Intangible Assets) and 5.13 (Litigation) of this Agreement or in any Exhibit or Schedule to, or any certificate or document delivered pursuant to, such sections of this Agreement.

         15.3 Third-Party Claims. In the event ECI becomes aware of a third-party claim which ECI believes may result in a demand pursuant to
Section 15.1, or Tadiran becomes aware of a third-party claim which Tadiran believes may result in a demand pursuant to Section 15.2, such party which so became aware (the "Indemnified Person") shall promptly notify the other (the "Indemnifying Person") of such claim and the Indemnifying Person shall be entitled, at its expense, to participate in any defense of such claim; provided, that the Indemnified Person shall control such defense, and shall have the right, with the consent of the Indemnifying Person (which consent shall not be unreasonably withheld), to settle or otherwise terminate by consent any such claim (provided, that no such consent of the Indemnifying Person shall be required where the third-party claim which the Indemnified Person proposes to settle involves the business reputation of the Indemnified Person or its affiliates, or the possible criminal liability of the Indemnified Person or its affiliates or any of their respective officers, directors or employees) and; provided, further, that any claim that may arise under Section 15.1(c) (re anti-trust) shall be jointly controlled by Tadiran and ECI, and that any settlement of such claim or other consensual termination thereof shall require the written consent of ECI. In the event that the Indemnifying Person has consented in writing to any settlement, it shall have no power or authority to object under any provision of this Section 15 to the amount of any claim by the Indemnified Person for indemnification with respect to such settlement.

         15.4 Limitations. Notwithstanding anything to the contrary in this Agreement but subject to the time limitations set forth in Section 11 hereto, (a) the indemnification obligations of Tadiran in Section 15.1(a) with respect to (i) Section 4.12 (Intangible Assets), (ii) Section 4.14 (Litigation) and (iii) taxes shall be limited only to 81.67% of the Damages to the ECI Indemnified Persons. The indemnification obligations of Tadiran referred to in clauses (i)-(iii) of this Section 15.4(a) shall apply only to the extent that the Damages thereunder exceed in the aggregate for all such indemnification obligations an amount of U.S. $3,500,000 (Three Million Five Hundred Thousand United States Dollars), which amount shall reduce such indemnification obligations prior to application of the provisions of clauses (c), (e) and (h) of this Section 15.4; (b) the indemnification obligation of ECI in Section 15.2 shall be limited only to the Damages thereunder to Tadiran in respect of the ECI Shares to be issued to Tadiran pursuant to the Merger (calculated based on the percentage of holdings of Tadiran in ECI immediately after the Merger multiplied by the actual Damage to ECI covered by Section 15.2); (c) the indemnification obligation of Tadiran in Section 15.1(a) with respect to Section 4.12 (Intangible Assets) shall apply only to the extent that the Damages thereunder exceed in the aggregate an amount of U.S. $6,500,000 (Six Million Five Hundred Thousand United States Dollars); (d) the indemnification obligation of ECI in Section 15.2 with respect to Section
5.11 (Intangible Assets) shall apply only to the extent that the actual Damages thereunder to ECI exceed in the aggregate an amount of U.S. $22,500,000 (Twenty Two Million Five Hundred Thousand United States Dollars); (e) the indemnification obligation of Tadiran in Section 15.1(a) with respect to Section 4.14 (Litigation) shall apply only to the extent that the Damages thereunder which have not been paid by an insurance company, within one month from the time that such insurance company was obligated to pay such Damages, exceed in the aggregate an amount of U.S. $1,500,000 (One Million Five Hundred Thousand United States Dollars), which indemnification amount will be indexed to the representative rate of exchange of the U.S. Dollar to the NIS (as last published by the Bank of Israel) from the time that such insurance company was so obligated to pay until payment in full thereof; (f) the indemnification obligation of Tadiran in Section 15.1(c) shall apply only to the extent that the Damages in connection with the matters described in Section 15.1(c) exceed in the aggregate 2.75% (two and three quarters percent) of the Shareholders' Equity on December 31, 1997 of TTL and its consolidated subsidiaries, as published in the TTL 1997 Financial Statements and shall survive the Closing Date for a period of seven (7) years thereafter, as extended by the period that the matters described in Section 15.1(c) continue to be under the active investigation or review of the Comptroller after the Closing Date; (g) the indemnification obligation of ECI in Section 15.2 with respect to Section 5.13 (Litigation) shall apply only to the extent that the actual Damages thereunder to ECI which have not been paid by an insurance company, within one month from the time that such insurance company was obligated to pay such Damages, exceed in the aggregate an amount of U.S. $5,000,000 (Five Million United States Dollars), which indemnification amount will be indexed to the representative rate of exchange of the U.S. Dollar to the NIS (as last published by the Bank of Israel) from the time that such insurance company was so obligated to pay until payment in full thereof; (h) the indemnification obligation of Tadiran in Section 15.1(a) with respect to taxes shall apply only to the extent that the Damages thereunder exceed in the aggregate an amount of U.S. $4,000,000 (Four Million United States Dollars); and (i) the indemnification obligation of ECI in Section 15.2 with respect to taxes shall apply only to the extent that the actual Damages thereunder to ECI exceed in the aggregate an amount of U.S.$15,000,000 (Fifteen Million United States Dollars). In the event that after indemnification pursuant to clause (e) or (g) of this Section 15.4, the respective insurance company pays the indemnified party, the indemnified party shall repay the indemnifying party the insurance proceeds so paid by the insurance company to the extent such insurance proceeds, together with the indemnification amount actually paid by the indemnifying party, exceed the amount to which the indemnified party is entitled pursuant to such respective clause.


16.      NOTICES.

         Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to an officer of the addressee or mailed, certified or registered mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier) and shall be deemed given when so delivered personally or, if mailed, seven (7) days after the time of mailing, as follows:

                  If to ECI, to:
                                    ECI Telecom Ltd.
                                    30 Hasivim Street
                                    Petach Tikva 49133
                                    Israel
                                    Attention: Corporate Secretary
                                    Facsimile: 972-3-926-6070


                  With copies to:

                                    Goldfarb, Levy, Eran & Co.
                                    Eliahu House
                                    2 Ibn Gvirol Street
                                    Tel Aviv 64077
                                    Israel
                                    Attention: Yudi Levy, Esq. and Shirin
                                               Halpern-Herzog, Esq.
                                    Facsimile: 972-3-695-4344

                  If to TTL, to:
                                    Tadiran Telecommunications Ltd.
                                    18 Hasivim Street
                                    Petach Tikva 49104
                                    Israel
                                    Attention: Haim Rosen
                                    Facsimile: 972-3-926-1991

         After the Closing, notices should be sent to TTL c/o ECI (at the ECI address set forth above).

                  With copies to:
                                    Herzog, Fox & Neeman
                                    Asia House
                                    Weizmann Street
                                    Tel Aviv 64239
                                    Attention:  Alan Sacks, Esq.
                                    Facsimile:  972-3-696-6464

                  and:              Prof. Gross Hodak & Co.
                                    23 Shaul Hamelech Boulevard
                                    Tel Aviv 64637
                                    Attention: Abraham (Rami) Goren, Esq.
                                    Facsimile: 972-3-695-8397

                  If to Tadiran, to:
                                    Tadiran Ltd.
                                    4 Hahoresh Road
                                    Yahud 56000
                                    Israel
                                    Attention:  Israel Zamir
                                    Facsimile: 972-3-539-3409

                  With copies to:

                                    Herzog, Fox & Neeman
                                    Asia House
                                    Weizmann Street
                                    Tel Aviv 64239
                                    Attention:  Alan Sacks, Esq.
                                    Facsimile:  972-3-696-6464

                  and:              Prof. Gross Hodak & Co.
                                    23 Shaul Hamelech Boulevard
                                    Tel Aviv 64637
                                    Attention: Abraham (Rami) Goren, Esq.
                                    Facsimile: 972-3-695-8397

or to such other persons or addresses as may be designated in writing by the party to receive such notice.


17.      GOVERNING LAW.

         This Agreement shall be construed and governed by the laws of the State of Israel applicable to agreements made and to be performed entirely in that jurisdiction.


18.      ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein.


19.      SCHEDULES AND EXHIBITS.

         (a) General. All Schedules (including the Side Letters deemed attached hereto) and Exhibits annexed hereto and the documents and instruments delivered at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such documents (whether or not such references include a specific reference to such documents) shall be deemed to refer to and include all such documents. Any breach of, or default under, any provision of any of such documents shall for all purposes constitute a breach or default under this Agreement.

         All Schedules and Exhibits provided herein by TTL or Tadiran to ECI or by ECI to TTL or Tadiran shall be in the English or the Hebrew language, except such agreements not in English already existing between TTL or ECI and third parties.

         (b) Completion of Schedules and Exhibits. Other than Schedules 4.12, 4.14, 4.15(b), 4.15(c), 5.11, 5.13 and 5.20, which are attached to this Agreement as of the date of execution hereof, the parties agree that all other Schedules and Exhibits to, and all Side Letters of, this Agreement shall be agreed upon between the parties (and initialed as such by them) as soon as possible, but in any event no later than thirty (30) days following the execution of this Agreement.


20.      COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


21.      SECTION HEADINGS

         The section headings contained in this Agreement are inserted for purposes of convenience of reference only and shall not affect the meaning or the interpretation of this Agreement.


22.      OTHER REMEDIES

         Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.


23.      NO THIRD PARTY BENEFICIARIES

         Except for the provisions of Section 15 (Indemnification) and
Section 8.22 (Officers and Directors Insurance), which are intended to be for the benefit of the persons referred to therein, and may be enforced by such persons, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.


         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                  ECI TELECOM LTD.

                                  By:_________________________________________

                                  Name:_______________________________________
                                                 print

                                  Title:______________________________________



                                  TADIRAN TELECOMMUNICATIONS LTD.

                                  By:_________________________________________

                                  Name:_______________________________________
                                                 print

                                  Title:______________________________________



                                  TADIRAN LTD.

                                  By:_________________________________________

                                  Name:_______________________________________
                                                print

                                  Title:______________________________________




                         GLOSSARY OF DEFINED TERMS
                                       [To be updated at final draft]

Definition                                    Section                Page

Acquisition Proposal........................  14(a)...............   62
Additional Tax Requirement..................  11.2................   58
Affiliate Shareholders......................  8.14................   48
Affiliated Group............................  4.10(a).............   12
Affiliated Tax Arrangement..................  4.10(b).............   13
Agreement...................................  Whereas clauses.....   1
Amending Collective Agreement...............  26(b)...............   21
Bank Guarantee..............................  6.1.................   38
Closing.....................................  1.2.................   2
Closing Date................................  2.3.1...............   5
Collective Agreement........................  4.26(b).............   21
Companies Ordinance.........................  Whereas clauses.....   1
Competing Business..........................  14(a)...............   62
Comptroller.................................  4.18(b).............   19
Controlling Shareholders....................  8.20................   49
Converted TTL Shares........................  6.1.................   39
Court.......................................  7.1.................   40
Damages.....................................  15.1................   63
Debenture Amount............................  6.1.................   38
Deemed TTL Share Price......................  6.1.................   39
Demand Notice...............................  6.1.................   38
ECI.........................................  Whereas clauses.....   1
ECI 1997 Financial Statements...............  5.6.................   27
ECI 1997 20-F...............................  5.6.................   27
ECI Financial Advisor.......................  5.25................   36
ECI Financial Statements....................  5.6.................   27
ECI Indemnified Person......................  15.1................   63
ECI Interim Financial Statements............  5.6.................   27
ECI Listed Agreements.......................  5.14................   32
ECI Portfolio Company.......................  5.3.................   26
ECI SEC Reports.............................  5.21................   35
ECI Shareholders Meeting....................  7.1.................   40
ECI Shares..................................  Whereas clauses.....   1
ECI Subsidiary..............................  5.3.................   26
ECI Taxes...................................  5.9.................   29
Effective Date..............................  1.2.................   2
Encumbrances................................  4.11(a).............   14
Escrow......................................  7.1.................   41
Escrow Agent................................  7.1.................   41
Exchange....................................  1.2(a)..............   2
Exchange Act................................  4.7.................   10
Exchange Agent..............................  2.3.................   5
Exchange Agent Agreement....................  2.3.................   5
Exchange Ratio..............................  2.1.................   4
Executory Period............................  8.1.................   41
F-4 Registration Statement..................  8.10(a).............   46
Fair Market Value...........................  6.2.................   39
Final Court Order...........................  7.1.................   41
First Motion................................  7.1.................   40
Grants......................................  4.4.................   9
HSR Act.....................................  4.18(b).............   19
Immediate Report............................  8.10(b).............   46
Indemnified Person..........................  15.3................   64
Indemnifying Person.........................  15.3................   64
Intra-TTL Transactions......................  4.10(b).............   13
Investment Center...........................  1.2(c)(v)...........   3
Investment Law..............................  1.2(c)(v)...........   3
ISA.........................................  1.2(a)..............   2
Material Adverse Effect.....................  4.1.................   7
Material ECI Subsidiaries...................  5.3.................   26
Material TTL Subsidiaries...................  4.3.................   8
Maturity Date...............................  6.1.................   38
Merger......................................  Whereas clauses.....   1
NASDAQ......................................  3(a)................   6
Non-Material ECI Subsidiaries...............  5.3.................   26
Non-Material TTL Subsidiaries...............  4.3.................   8
NYSE........................................  3(a)................   6
OCS.........................................  1.2(c)(v)...........   3
Operations Transfer Agreement...............  4.15(b).............   17
Option......................................  2.2.................   4
Pre-Ruling Letter...........................  8.20................   49
Proxy Statement/Prospectus..................  8.10(a).............   46
R&D Law.....................................  1.2(c)(v)...........   3
Receiving Party.............................  13.2................   61
Related Party Transaction...................  4.15(c).............   17
SEC.........................................  4.7.................   10
Second Motion...............................  7.1.................   41
Section 233.................................  Whereas clauses.....   1
Section 234.................................  Whereas clauses.....   1
Surviving Corporation.......................  1.1.................   2
Switching Business..........................  6.2.................   39
Switching Business Option...................  6.2.................   39
Tadiran.....................................  Whereas clauses.....   1
Tadiran Disclosures.........................  8.10(b).............   46
Tadiran Indemnified Person..................  15.2................   63
Tadiran Proxy...............................  8.10(b).............   46
Tadiran Shareholders Meeting................  7.1.................   40
TASE........................................  3(a)................   6
Taxes.......................................  4.10(a).............   12
Tax Chapter.................................  Whereas clauses.....   2
Tax Ordinance...............................  Whereas clauses.....   2
Tax Ruling..................................  9.17................   53
TIA.........................................  8.13................   47
TTL.........................................  Whereas clauses.....   1
TTL Agreements..............................  4.15(a).............   16
TTL Convertible Debenture...................  6.1.................   38
TTL 1997 Financial Statements...............  4.7.................   10
TTL 1997 20-F...............................  4.7.................   10
TTL Financial Advisor.......................  4.27................   22
TTL Financial Statements....................  4.7.................   10
TTL General Meeting.........................  7.1.................   40
TTL Holders.................................  2.1.................   4
TTL Interim Financial Statements............  4.7.................   10
TTL Listed Agreements.......................  4.15(a).............   16
TTL Portfolio Company.......................  4.4.................   8
TTL SEC Reports.............................  4.23................   19
TTL Shares..................................  Whereas clauses.....   1
TTL subsidiary..............................  4.3.................   8
TTL Taxes...................................  4.10(a).............   12
TTL Transfer Agent..........................  2.3.1...............   5
Year 2000 Problem...........................  4.22................   19



                             TABLE OF CONTENTS
                       [To be updated at final draft]


                                                                          Page

1.       The Merger  .......................................................2

2.       MANNER AND BASIS FOR CONVERTING SHARES
         AND OPTIONS .......................................................4

         2.1      Conversion of TTL Shares..................................4
         2.2      Conversion of Options.....................................4
         2.3      Surrender and Conversion Procedure........................5

                  2.3.1    Action of Exchange Agent.........................5
                  2.3.2    Rights Prior to Surrender........................5
                  2.3.3    No Fractional Shares.............................6
                  2.3.4    TTL Registered Shareholders......................6

3.       PUBLICITY; CONFIDENTIAL INFORMATION................................6

4.       REPRESENTATIONS AND WARRANTIES BY TTL..............................7

         4.1      Organization of TTL.......................................7
         4.2      Capitalization............................................7
         4.3      Subsidiaries..............................................8
         4.4      Grants, Incentives and Subsidies..........................9
         4.5      Options, Warranties, Etc..................................9
         4.6      Directors.................................................9
         4.7      Financial Statements......................................10
         4.8      Actions Since September 30, 1998..........................10
         4.9      Liabilities Since September 30, 1998......................11
         4.10     Taxes    .................................................12
         4.11     Ownership of Assets.......................................14
         4.12     Intangible Assets.........................................14
         4.13     Insurance.................................................15
         4.14     Litigation................................................16
         4.15     Agreements and Obligations................................16
         4.16     Permits  .................................................18
         4.17     No Breach.................................................18
         4.18     Authority for Agreement...................................18
         4.19     Interests in Assets.......................................19
         4.20     Powers of Attorney........................................19
         4.21     Brokers ..................................................19
         4.22     Year 2000.................................................19
         4.23     SEC Filings; Public Disclosure............................19
         4.24     Proxy Statement Disclosures...............................20
         4.25     Environmental Matters.....................................20
         4.26     Labor Matters.............................................20
         4.27     Opinion of Financial Advisor..............................22
         4.28     Compliance with Laws; No Illegal or Improper Transactions.22
         4.29     Holding of ECI Shares.....................................23
         4.30     Board Recommendation......................................23
         4.31     Disclosure................................................23
         4.32     No Awareness of False Representation......................24

4A.      REPRESENTATIONS AND WARRANTIES BY TADIRAN..........................24

         4A.1     Organization of Tadiran...................................24
         4A.2     No Breach.................................................24
         4A.3     Authority for Agreement...................................24
         4A.4     Debt of TTI to TTL........................................24
         4A.5     Holding of Shares.........................................24
         4A.6     Board Recommendations.....................................25
         4A.7     Access to Documents.......................................25
         4A.8     No Awareness of False Representation......................25
         4A.9     Related Party Transactions................................25

5.       REPRESENTATIONS AND WARRANTIES BY ECI..............................25

         5.1      Organization of ECI.......................................25
         5.2      Capitalization............................................25
         5.3      Subsidiaries..............................................26
         5.4      Grants, Incentives and Subsidies..........................27
         5.5      Options, Warrants, Etc....................................27
         5.6      Financial Statements......................................27
         5.7      Actions Since September 30, 1998..........................28
         5.8      Liabilities Since September 30, 1998......................29
         5.9      Taxes    .................................................29
         5.10     Ownership of Assets.......................................30
         5.11     Intangible Assets.........................................31
         5.12     Insurance.................................................32
         5.13     Litigation................................................32
         5.14     Agreements and Obligations................................32
         5.15     Permits  .................................................33
         5.16     No Breach.................................................34
         5.17     Authority for Agreement...................................34
         5.18     Interests in Assets.......................................34
         5.19     Brokers ..................................................34
         5.20     Year 2000.................................................35
         5.21     SEC Filings; Public Disclosure............................35
         5.22     Proxy Statement Disclosures...............................35
         5.23     Environmental Matters.....................................35
         5.24     Labor Matters.............................................35
         5.25     Opinion of Financial Advisor..............................36
         5.26     Compliance with Laws; No Illegal or Improper Transactions.37
         5.27     Holding of TTL Shares.....................................37
         5.28     Board Recommendation......................................37
         5.29     Disclosure................................................37
         5.30     No Awareness of False Representation......................38

6.       CERTAIN TRANSACTIONS...............................................38

         6.1      TTL Convertible Debenture.................................38
         6.2      Sale of Public Switching..................................39

7.       REQUIRED APPROVALS AND CLOSING.....................................40

         7.1      Shareholders and Court Approvals..........................41
         7.2      Closing ..................................................41

8.       COVENANTS .........................................................41

         8.1      Access   .................................................41
         8.2      Conduct of Business.......................................42
         8.3      Insurance.................................................43
         8.4      Share Capital Dividends...................................43
         8.5      Contracts, Commitments and Liabilities....................44
         8.6      Other Actions.............................................44
         8.7      Preservation of Business..................................44
         8.8      Litigation................................................45
         8.9      Quarterly Statements......................................45
         8.10     Proxy Statements..........................................45
         8.11     Information for Filings...................................47
         8.12     Inclusion of ECI Shares on NASDAQ.........................47
         8.13     Related Party Agreements..................................47
         8.14     Affiliates................................................47
         8.15     Voting Undertaking........................................48
         8.16     S-8 Registration Statement................................48
         8.17     Satisfaction of Conditions Precedent......................48
         8.18     Advice of Changes.........................................48
         8.19     Regulatory Approvals......................................48
         8.20     Actions Contrary to Tax Ruling............................49
         8.21     Certain Filings...........................................49
         8.22     Officers and Directors Insurance..........................50

9.       CONDITIONS PRECEDENT TO THE OBLIGATION
         OF ECI TO CLOSE  ..................................................50

         9.1      Representations and Warranties............................50
         9.2      Covenants.................................................50
         9.3      Shareholders, Creditors and Other Authorizations..........50
         9.4      Registration..............................................51
         9.5      No Actions................................................51
         9.6      Certificates..............................................51
         9.7      Counsel's Opinion.........................................51
         9.8      Employment Agreements.....................................51
         9.9      Release ..................................................51
         9.10     Receipts; Other Documents.................................52
         9.11     Listing  .................................................52
         9.12     Comfort Letters...........................................52
         9.13     Employment Matters........................................52
         9.14     Approval of Counsel.......................................52
         9.15     Authority for Action......................................52
         9.16     Fairness Opinion..........................................52
         9.17     Other Approvals...........................................53
         9.18     No Material Adverse Change................................54
         9.19     Certain Transactions......................................54
         9.20     No Acceleration...........................................54
         9.21     Waivers ..................................................54
         9.22     Payment of Debt...........................................54

10.      CONDITIONS PRECEDENT TO THE OBLIGATION
         OF TTL AND TADIRAN TO CLOSE........................................54

         10.1     Representations and Warranties............................54
         10.2     Covenants.................................................55
         10.3     Registration..............................................55
         10.4     No Actions................................................55
         10.5     Certificates..............................................55
         10.6     Counsel's Opinion.........................................55
         10.7     Receipts; Other Documents.................................55
         10.8     Listing  .................................................55
         10.9     Approval of Counsel.......................................55
         10.10    Shareholders, Creditors and Other Authorization...........56
         10.11    Fairness Opinion..........................................56
         10.12    Other Approvals...........................................56
         10.13    Comfort Letters...........................................57
         10.14    No Material Adverse Change................................57
         10.15    Certain Transactions......................................57
         10.16    Authority for Action......................................57

11.      ACTIONS AFTER THE CLOSING DATE.....................................57

         11.1     Survival of Representations and Warranties................57
         11.2     Further Acts, Tax Exposure Post Closing...................58
         11.3     Waiver by Tadiran.........................................58
         11.4     Use of Tadiran's Name.....................................59
         11.5     Tadiran's Financial Covenant..............................59

12.      EXPENSES ..........................................................59

13.      MODIFICATION OR TERMINATION; WAIVERS...............................59

         13.1     Modifications and Waivers.................................59
         13.2     Termination...............................................59

14.      EXCLUSIVITY .......................................................62

15.      INDEMNIFICATION ...................................................63

         15.1     Indemnification by Tadiran................................63
         15.2     Indemnification by ECI....................................63
         15.3     Third-Party Claims........................................64
         15.4     Limitations...............................................64

16.      NOTICES  ..........................................................65

17.      GOVERNING LAW .....................................................67

18.      ENTIRE AGREEMENT ..................................................67

19.      SCHEDULES AND EXHIBITS.............................................68

20.      COUNTERPARTS ......................................................68

21       SECTION HEADINGS  .................................................68

22       OTHER REMEDIES  ...................................................68

23.      NO THIRD PARTY BENEFICIARIES.......................................68